Filed Pursuant to Rule 424(b)(7)
Registration File No. 333-208072

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. A registration statement relating to these ordinary shares has become effective under the Securities Act of 1933, as amended. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these ordinary shares and are not soliciting offers to buy these ordinary shares in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated May 23, 2016

PROSPECTUS SUPPLEMENT

(To prospectus dated November 17, 2015)

6,221,809 Shares

Wright Medical Group N.V.

Ordinary Shares

The selling shareholder is selling 6,221,809 ordinary shares. We will not receive any proceeds from the sale of ordinary shares to be offered by the selling shareholder.

Our ordinary shares trade on the NASDAQ Global Select Market under the symbol “WMGI.” On May 20, 2016, the last sale price of our ordinary shares on the NASDAQ Global Select Market was $19.10 per share.

Investing in our ordinary shares involves a high degree of risk. See “Risk Factors” beginning on page S-8 of this prospectus supplement.

The underwriter has agreed to purchase the ordinary shares from the selling shareholder at a price of $         per share, which will result in approximately $         million of proceeds to the selling shareholder before expenses. The underwriter may offer the ordinary shares from time to time for sale in one or more transactions on the NASDAQ Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these ordinary shares or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about May     , 2016.

BofA Merrill Lynch

The date of this prospectus supplement is May     , 2016.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of ordinary shares and also adds to and updates the information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, dated November 17, 2015, which gives more information about us and our ordinary shares. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. To the extent there is a conflict between the information contained in this prospectus supplement, the information contained in the accompanying prospectus or the information contained in any document incorporated by reference herein or therein, the information contained in the most recently dated document will control. The information in this prospectus supplement, the accompanying prospectus, any free writing prospectus that we may file and the documents incorporated by reference herein and therein is accurate only as of their respective dates or on the other dates specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus, or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We do not take any responsibility for, or can provide any assurance as to the reliability of any other information that others may give you.

Neither we, the selling shareholder nor the underwriter are making an offer to sell these ordinary shares in any jurisdiction where the offer or sale is not permitted. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of ordinary shares and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. You should read this prospectus supplement, the accompanying prospectus and any free writing prospectus that we may file together with the additional information described under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” before making an investment decision. You should not assume that the information contained in or incorporated by reference in this prospectus supplement is accurate as of any date other than the date on the front of this prospectus supplement.

This prospectus supplement and the accompanying prospectus contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus supplement forms a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” We urge you to read that registration statement, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein in their entirety, including all amendments, exhibits, schedules and amendments thereto.

As used in this prospectus supplement, “Wright,” the “Company,” “we,” “us,” “our” and similar references refer to Wright Medical Group N.V. and its subsidiaries; the term “ordinary shares” refers to our ordinary shares, par value €0.03 per share; and the term “selling shareholder” refers to the shareholder named in this prospectus supplement under “Selling Shareholder” who may sell ordinary shares under this prospectus supplement.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain, or will contain, “forward-looking statements” that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein that are not purely historical are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act. Forward-looking statements are identified by the use of words such as, but not limited to, “anticipate,” “believe,” “continue,” “could,” “estimate,” “prospects,” “forecasts,” “expect,” “intend,” “may,” “will,” “plan,” “target,” and similar expressions or variations intended to identify forward-looking statements. These statements are based on the beliefs and assumptions of our management based on information currently available to management. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors discussed in the section entitled “Risk Factors” of this prospectus supplement and the risk factors and cautionary statements described in other documents that we file from time to time with the U.S. Securities and Exchange Commission, or SEC, specifically under “Risk Factors,” including the risks described under “Part I—Item 1A. Risk Factors” beginning on page 16 of our Annual Report on Form 10-K for the fiscal year ended December 27, 2015, which is incorporated herein by reference, any amendment or update thereto reflected in subsequent filings with the SEC, and all other annual, quarterly and other reports that we file with the SEC after the date of this prospectus supplement that also are incorporated herein by reference. Such risks and uncertainties are not exclusive and further information concerning us and our business, including factors that potentially could materially affect our financial results or condition, may emerge from time to time.

Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on our forward-looking statements because they speak only as of the date when made. We do not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by federal securities laws and the rules and regulations of the SEC. We may not actually achieve the plans, projections or expectations disclosed in our forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including without limitation:

•	future actions of the SEC, the United States Attorney’s office, the U.S. Food and Drug Administration (FDA), the Department of Health and Human Services, or other U.S. or foreign government authorities, including those resulting from increased scrutiny under the U.S. Foreign Corrupt Practices Act and similar laws, that could delay, limit, or suspend our development, manufacturing, commercialization, and sale of products, or result in seizures, injunctions, monetary sanctions, or criminal or civil liabilities;

•	risks associated with the recently completed merger between Tornier N.V. and Wright Medical Group, Inc., including the failure to realize intended benefits and anticipated synergies and cost-savings from the transaction or delay in realization thereof; our businesses may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; and business disruption after the transaction, including adverse effects on employee retention, our sales and distribution channel, especially in light of anticipated territory transitions, and on business relationships with third parties;

•	risks associated with the recently completed divestiture of the U.S. rights to certain of legacy Tornier N.V.’s ankle and silastic toe replacement products;

•	liability for product liability claims on hip/knee (OrthoRecon) products sold by Wright Medical Group, Inc. prior to the divestiture of the OrthoRecon business;

•	failure to realize the anticipated benefits from previous acquisitions or from the divestiture of the OrthoRecon business;

•	adverse outcomes in existing product liability litigation;

•	new product liability claims;

•	inadequate insurance coverage;

•	copycat claims against our modular hip systems resulting from a competitor’s recall of its modular hip product;

•	the ability of a creditor of any one particular entity within our corporate structure to reach the assets of the other entities within our corporate structure not liable for the underlying claims of the one particular entity, despite our corporate structure which is intended to ring-fence liabilities;

•	failure to obtain anticipated commercial sales of our AUGMENT® Bone Graft in the United States;

•	challenges to our intellectual property rights or inability to defend our products against the intellectual property rights of others;

•	loss of key suppliers;

•	failures of, interruptions to, or unauthorized tampering with, our information technology systems;

•	failure or delay in obtaining FDA or other regulatory approvals for our products;

•	the potentially negative effect of our ongoing compliance enhancements on our relationships with customers and on our ability to deliver timely and effective medical education, clinical studies, and new products;

•	the possibility of private securities litigation or shareholder derivative suits;

•	insufficient demand for and market acceptance of our new and existing products;

•	recently enacted healthcare laws and changes in product reimbursements, which could generate downward pressure on our product pricing;

•	potentially burdensome tax measures;

•	lack of suitable business development opportunities;

•	inability to capitalize on business development opportunities;

•	product quality or patient safety issues;

•	geographic and product mix impact on our sales;

•	inability to retain key sales representatives, independent distributors, and other personnel or to attract new talent;

•	inventory reductions or fluctuations in buying patterns by wholesalers or distributors;

•	ability to generate sufficient cash flow to satisfy our capital requirements, including future milestone payments, and existing debt, including the conversion features of our convertible senior notes, or refinance our existing debt as it matures;

•	ability to raise additional financing when needed and on favorable terms;

•	the negative impact of the commercial and credit environment on us, our customers, and our suppliers;

•	deriving a significant portion of our revenues from operations in certain geographic markets that are subject to political, economic, and social instability, including in particular France, and risks and uncertainties involved in launching our products in certain new geographic markets;

•	fluctuations in foreign currency exchange rates;

•	not successfully developing and marketing new products and technologies and implementing our business strategy;

•	not successfully competing against our existing or potential competitors and the effect of significant recent consolidations amongst our competitors;

•	the reliance of our business plan on certain market assumptions;

•	our private label manufacturers failing to provide us with sufficient supply of their products, or failing to meet appropriate quality requirements;

•	our inability to timely manufacture products or instrument sets to meet demand;

•	our plans to bring the manufacturing of certain of our products in-house and possible disruptions we may experience in connection with such transition;

•	our plans to increase our gross margins by taking certain actions designed to do so;

•	the loss of key suppliers, which may result in our inability to meet customer orders for our products in a timely manner or within our budget;

•	the incurrence of significant expenditures of resources to maintain relatively high levels of inventory, which could reduce our cash flows and increase the risk of inventory obsolescence, which could harm our operating results;

•	consolidation in the healthcare industry that could lead to demands for price concessions or the exclusion of some suppliers from certain of our markets, which could have an adverse effect on our business, financial condition, or operating results;

•	our clinical trials and their results and our reliance on third parties to conduct them;

•	the compliance of our products with the laws and regulations of the countries in which they are marketed, which compliance may be costly and time-consuming;

•	the use, misuse or off-label use of our products that may harm our image in the marketplace or result in injuries that may lead to product liability suits, which could be costly to our business or result in governmental sanctions; and

•	pending and future other litigation, which could have an adverse effect on our business, financial condition, or operating results.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. This summary does not contain all of the information you should consider before investing in the ordinary shares offered hereby. You should read this entire prospectus supplement, the accompanying prospectus and any related free writing prospectus carefully, including the risks of investing in our ordinary shares discussed under “Risk Factors,” the consolidated financial statements and notes and other information included elsewhere or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus before making an investment decision.

Our Company

Wright Medical Group N.V. is a global medical device company focused on extremities and biologics products. We are committed to delivering innovative, value-added solutions improving quality of life for patients worldwide and are a recognized leader of surgical solutions for the upper extremity (shoulder, elbow, wrist and hand), lower extremity (foot and ankle) and biologics markets, three of the fastest growing segments in orthopaedics.

On October 1, 2015, we became Wright Medical Group N.V. following the merger of Wright Medical Group, Inc. with Tornier N.V. The combined company leverages the global strengths of both product brands as a pure-play extremities and biologics business. We believe that our leadership will be further enhanced by the recent FDA premarket approval of AUGMENT® Bone Graft, a biologic solution that adds additional depth to one of the most comprehensive extremity product portfolios in the industry, as well as provides a platform technology for future new product development. The highly complementary nature of the businesses developed by Wright Medical Group, Inc. and Tornier N.V. has given us significant diversity and scale across a range of geographies and product categories. We believe we are differentiated in the marketplace by our strategic focus on extremities and biologics, our full portfolio of upper and lower extremities and biologics products, and our specialized and focused sales organization.

Our global corporate headquarters are located in Amsterdam, the Netherlands. We also have significant operations located in Memphis, Tennessee (U.S. headquarters, research and development, sales and marketing administration, and administrative activities); Bloomington, Minnesota (upper extremities sales and marketing); Arlington, Tennessee (manufacturing and warehousing operations); Grenoble, France (manufacturing and research and development); and Macroom, Ireland (manufacturing). In addition, we have local sales and distribution offices in Canada, Australia, Asia, and throughout Europe.

Risk Factors

Investing in our ordinary shares entails a high degree of risk, as more fully described in the “Risk Factors” beginning on page S-8 of this prospectus supplement. You should carefully consider such risks before deciding to invest in our ordinary shares. Our principal risks include:

•	risks associated with the recently completed merger of Wright Medical Group, Inc. with Tornier N.V.;

•	the history of operating losses and negative cash flow for both Wright Medical Group, Inc. and Tornier N.V.;

•	the fact that we are subject to substantial government regulation that could have a material adverse effect on our business;

•	the potential impact of product liability lawsuits if adverse outcomes exceed our product liability insurance coverage; and

•	the potential volatility of the trading volume and prices of our ordinary shares.

Corporate Information

Our principal executive offices are located at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands. Our telephone number at this address is (+ 31) 20 675 4002. Our agent for service of process in the United States is CT Corporation, 1209 Orange St., Wilmington, DE 19801. Our website address is www.wright.com. We have included our website address in this prospectus supplement as an inactive textual reference only. The information on, or that can be accessed through, our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

Currency

Unless indicated otherwise in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein, all references to “$”, “U.S. $” or “dollars” refer to United States dollars, the lawful currency of the United States of America. References to “€” or “Euros” means Euros, the single currency of Participating Member States of the European Union.

THE OFFERING

Issuer	Wright Medical Group N.V.

Ordinary shares offered by the selling shareholder	6,221,809 ordinary shares

Use of proceeds	We will not receive any of the proceeds from the sale of ordinary shares by the selling shareholder in this offering.

Risk factors	See “Risk Factors” beginning on page S-8 of this prospectus supplement.

NASDAQ Global Select Market symbol for our ordinary shares	WMGI

Unless we indicate otherwise, all information in this prospectus supplement is based on 102,713,374 ordinary shares outstanding as of May 19, 2016 and excludes:

•	6,616,266 ordinary shares issuable upon the exercise of stock options granted to our employees, consultants and directors, all of which were exercisable, at a weighted average exercise price of $21.46 per ordinary share as of May 19, 2016;

•	1,090,550 ordinary shares issuable pursuant to restricted stock units granted to our employees, consultants and directors as of May 19, 2016;

•	2,941,198 ordinary shares available for future grants of options, restricted stock units or other incentive awards under the Wright Medical Group N.V. Amended and Restated 2010 Incentive Plan as of May 19, 2016; and

•	285,845 ordinary shares available for future sale under the Wright Medical Group N.V. 2010 Employee Stock Purchase Plan as of May 19, 2016.

RISK FACTORS

Our business is subject to significant risks. You should carefully consider the following risk factors, as well as the other information in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference, before making an investment decision. In addition, you should carefully consider, among other things, the matters discussed under “Part I—Item 1A. Risk Factors” beginning on page 16 of our Annual Report on Form 10-K for the fiscal year ended December 27, 2015, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, as such disclosures may be updated by subsequent periodic reports, as well as other documents that we file with the SEC that are incorporated by reference.

The risks and uncertainties described in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein and therein actually occur, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the price of our ordinary shares to decline, perhaps significantly.

Risks Relating to Our Ordinary Shares and this Offering

The trading volume and prices of our ordinary shares have been and may continue to be volatile, which could result in substantial losses to our shareholders.

The trading volume and prices of our ordinary shares have been and may continue to be volatile and could fluctuate widely due to factors beyond our control. During the 52-week period ending on May 20, 2016, the sale price of our ordinary shares ranged from $15.02 per share to $27.06 per share, as reported by the NASDAQ Global Select Market. Such volatility may be the result of broad market and industry factors. In addition to market and industry factors, the price and trading volume for our ordinary shares may be highly volatile for factors specific to our own operations, including the following:

•	variations in our revenue, earnings and cash flow, and in particular variations that deviate from our projected financial information;

•	announcements of new investments, acquisitions, strategic partnerships or joint ventures;

•	announcements of new products by us or our competitors;

•	announcements regarding adverse outcomes in any of our litigation matters or new litigation;

•	announcements of divestitures or discontinuance of products or assets;

•	changes in financial estimates by securities analysts;

•	additions or departures of key personnel;

•	sales of our equity securities by our significant shareholders or management or sales of additional equity securities by our company;

•	pending and potential litigation or regulatory investigations; and

•	fluctuations in market prices for our products.

Any of these factors may result in large and sudden changes in the volume and price at which our ordinary shares trade. Shareholders of a public company may bring securities class action suits against the company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our operating results and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and operating results.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our ordinary shares, the market price for our ordinary shares and trading volume could decline.

The trading market for our ordinary shares is influenced by research or reports that industry or securities analysts publish about us or our business. If one or more analysts who cover us downgrade our ordinary shares, the market price for our ordinary shares likely would decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our ordinary shares to decline.

The sale or availability for sale of substantial amounts of our ordinary shares could adversely affect their market price.

Sales of substantial amounts of our ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the market price of our ordinary shares and could materially impair our ability to raise capital through equity offerings in the future. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our ordinary shares.

We are party to a registration rights agreement with certain of our shareholders, including TMG Holdings Coöperatief U.A., or TMG, which requires us to register ordinary shares held by these persons under the Securities Act, subject to certain limitations, restrictions and conditions. The market price of our ordinary shares could decline as a result of the registration and sale of or the perception that registration and sales may occur of a large number of our ordinary shares, including in connection with this offering. This offering is being made upon demand of TMG pursuant to the terms of the registration rights agreement.

We are a Netherlands company, and it may be difficult for you to obtain or enforce judgments against us or our directors or executive officers in the United States.

We are organized under the laws of the Netherlands and, as such, the rights of holders of our ordinary shares and the civil liability of our directors are governed by Dutch laws and our articles of association. The rights of shareholders under the laws of the Netherlands may differ from the rights of shareholders of companies incorporated in other jurisdictions. Certain of our directors and executive officers and many of our assets and some of the assets of our directors are located outside the United States. As a result, you may not be able to serve process on us or on such persons in the United States or obtain or enforce judgments from U.S. courts against us or them based on the civil liability provisions of the securities laws of the United States. There is doubt as to whether Dutch courts would enforce certain civil liabilities under U.S. securities laws in original actions or enforce claims for punitive damages.

The United States and the Netherlands currently do not have a treaty providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters (other than arbitral awards). A final judgment for the payment of money rendered by any federal or state court in the United States which is enforceable in the United States, whether or not predicated solely upon U.S. federal securities laws, would not automatically be recognized or enforceable in the Netherlands. In order to obtain a judgment which is enforceable in the Netherlands, the party in whose favor a final and conclusive judgment of the U.S. court has been rendered will be required to file its claim with a court of competent jurisdiction in the Netherlands. Such party may submit to a Dutch court the final judgment rendered by the U.S. court. If and to the extent that the Dutch court finds that the jurisdiction of the U.S. court has been based on grounds which are internationally acceptable and that proper legal procedures have been observed, the Dutch court will generally tend to give binding effect to the judgment of the court of the United States without substantive re-examination or re-litigation on the merits of the subject matter, unless the judgment contravenes principles of public policy of the Netherlands.

There can be no assurance that U.S. investors will be able to enforce against us or members of our board of directors or officers who are residents of the Netherlands or countries other than the United States any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the U.S. federal securities laws.

Under our articles of association, we indemnify and hold our directors harmless against all claims and suits brought against them, subject to limited exceptions. There is doubt, however, as to whether U.S. courts would enforce such an indemnity provision in an action brought against one of our directors in the United States under U.S. securities laws.

Rights of a holder of ordinary shares are governed by Dutch law and differ from the rights of shareholders under U.S. law.

We are a public limited liability company incorporated under Dutch law. The rights of holders of our ordinary shares are governed by Dutch corporate law and our articles of association. These rights differ from the typical rights of shareholders in U.S. corporations. For example, Dutch corporate law does not provide for a shareholder derivative action. In addition, in the performance of its duties, our board of directors is required by Dutch law to act in the interest of our company and our affiliated business, and to consider the interests of our company, our shareholders, our employees, and other stakeholders, in all cases with reasonableness and fairness. It is possible that some of these parties will have interests that are different from, or in addition to, interests of our shareholders.

We do not anticipate paying dividends on our ordinary shares.

Our articles of association prescribe that profits or reserves appearing in our annual accounts adopted by the general meeting will be at the disposal of the general meeting. We will have power to make distributions to our shareholders and other persons entitled to distributable profits only to the extent that our equity exceeds the sum of the paid and called-up portion of the ordinary share capital and the reserves that must be maintained in accordance with provisions of Dutch corporate law or our articles of association. We may not make any distribution of profits on our ordinary shares that we hold. The general meeting, whether or not upon the proposal of our board of directors, determines whether and how much of the remaining profit they will reserve and the manner and date of such distribution. All calculations to determine the amounts available for dividends are based on our statutory annual accounts prepared under Dutch generally accepted accounting principles, or GAAP, and deposited with the Trade Register in Amsterdam, the Netherlands, which may be different from our consolidated financial statements, such as those incorporated by reference in this prospectus supplement. We have not previously declared or paid cash dividends and we have no plan to declare or pay any dividends in the near future on our ordinary shares. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

Our actual financial position and results of operations may differ materially from the unaudited pro forma financial information in this prospectus supplement.

The pro forma financial information included in this prospectus supplement is presented for illustrative purposes only and may not be an indication of what the combined organization’s indicated financial position or results of operations would have been had the transaction been completed on the dates indicated. The pro forma financial information has been derived from Tornier N.V.’s and Wright Medical Group, Inc.’s audited and unaudited historical financial statements and certain adjustments and assumptions have been made regarding the combined organization after giving effect to the transaction. The assets of Tornier N.V. and Wright Medical Group, Inc. have been measured at fair value based on various preliminary estimates using assumptions that management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets requires the use of judgment in determining the appropriate assumptions and estimates. These estimates may be revised as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have a material impact on the pro forma financial information and the combined organization’s financial position and future results of operations.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined organization’s financial condition or results of operations. Any potential decline in the combined organization’s financial condition or results of operations may cause significant variations in our share price.

Risks Related to Our Business and Our Industry

For risks related to our business and our industry, see the information under the headings “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in our Annual Report on Form 10-K for the fiscal year ended December 27, 2015.

UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

On October 1, 2015, Wright Medical Group, Inc., a Delaware corporation, and Tornier N.V., a public limited company incorporated under the laws of the Netherlands, completed their previously announced merger. In connection with the merger of Wright Medical Group, Inc. with Tornier N.V. (the “Merger”), Tornier N.V. changed its corporate name to Wright Medical Group N.V.

The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 27, 2015 (the “Pro Forma Financial Statement”) is presented as if the Merger was consummated on January 1, 2015. The Pro Forma Financial Statement is based on the historical consolidated results of operations of Wright Medical Group, Inc. and Tornier N.V. through the date of the Merger, and the consolidated results of operations of Wright Medical Group N.V. following the date of the Merger. The following should be read in conjunction with the historical consolidated financial statements of Wright Medical Group N.V. for the year ended December 27, 2015 included in Wright Medical Group N.V.’s Annual Report on Form 10-K as filed with the SEC on February 23, 2016, and the historical unaudited consolidated financial statements of Tornier N.V. included in Wright Medical Group N.V.’s Quarterly Report on Form 10-Q for the nine months ended September 27, 2015.

United States generally accepted accounting principles (U.S. GAAP) requires that, for each business combination, one of the combining entities be identified as the acquirer, and the existence of a controlling financial interest be used to identify the acquirer in a business combination. In a business combination effected primarily by exchanging equity interests, the acquirer usually is the entity that issues its equity interests. However, the acquirer for accounting purposes may not be the legal acquirer (i.e., the entity that issues its equity interest to effect the business combination).

After taking into consideration all relevant facts, Wright Medical Group, Inc. was considered to be the acquirer for accounting purposes primarily because it obtained effective control of Tornier N.V. As a result, the Merger was accounted for as a reverse acquisition. The Merger constituted the acquisition of a business for purposes of Financial Accounting Standards Board’s Accounting Standards Codification 805, “Business Combinations” (ASC 805). At the date of the Merger, Wright Medical Group, Inc.’s assets and liabilities were presented at their pre-combination amounts and Tornier N.V.’s assets and liabilities were recorded at their estimated fair values. The fair value of assets subject to amortization and depreciation expense in the Pro Forma Financial Statement was based upon a preliminary valuation. Estimates and assumptions are subject to change upon finalization of these preliminary valuations within one year of consummation of the Merger.

The Pro Forma Financial Statement was prepared in accordance with Article 11 of SEC Regulation S-X. The pro forma adjustments reflecting the completion of the Merger are based upon the acquisition method of accounting in accordance with U.S. GAAP, and upon the assumptions set forth in the notes to the Pro Forma Financial Statement.

The Pro Forma Financial Statement is not intended to represent or be indicative of the consolidated results of operations that would have been reported had the Merger been completed as of the date presented, and should not be taken as representative of the future consolidated results of operations. The Pro Forma Financial Statement is based upon available information and certain assumptions that Wright Medical Group N.V.’s management believes are reasonable.

The historical financial data has been adjusted to give pro forma effect to events that are (1) directly attributable to the Merger, (2) factually supportable, and (3) expected to have a continuing impact on the combined results. The Pro Forma Financial Statement does not reflect any revenue enhancements, anticipated synergies or dis-synergies, operating efficiencies, or cost savings that may be achieved. The fair value of assets subject to amortization and depreciation expense reflected in the pro forma financial data is preliminary and is based on Wright Medical Group N.V.’s management’s estimates of the fair value and useful lives of the assets acquired. Accordingly, the actual results of operations may differ from these pro forma amounts as additional information becomes available and as additional analyses are performed. The final valuations may result in material changes to the preliminary estimated value of these assets acquired.

The pro forma adjustments included in this document are subject to modification depending on the final fair value determination for assets acquired, and as additional information becomes available and additional analyses are performed. The final valuation of these assets will be determined after the completion of thorough analyses to determine the fair value of Tornier N.V.’s tangible and identifiable intangible assets as of the date the Merger was completed. Increases or decreases in the fair values of assets as compared with the information shown in the Pro Forma Financial Statement may impact Wright Medical Group N.V.’s consolidated statement of operations due to amortization of the adjusted assets. The final adjustments may be materially different from the Pro Forma Financial Statement presented.

The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the effects of expected cost savings or expected increases in costs, or opportunities to earn additional revenue or potential loss of certain revenue, and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical benefits of the combined company would have been had the two companies been combined during these periods.

The unaudited pro forma net loss from continuing operations is qualified by the statements set forth under this caption and should not be considered indicative of the actual or future results of operations of Wright Medical Group N.V. for any period. Actual results may be materially different than the pro forma information presented.

Unaudited Pro Forma Condensed Combined Statement of Operations

Fiscal Year Ended December 27, 2015

(in thousands, except per share data)	Wright Medical Group N.V. Fiscal Year Ended Dec 27, 2015	Historical Tornier N.V. Nine Months Ended Sept 27, 2015	Reclassification Adjustments (Note 4)	Tornier N.V. Sept 28, 2015 – Sept 30, 2015 (Note 5)	Acquisition Adjustments (Note 3)		Pro Forma Condensed Combined
Net sales	$415,461	246,257	—	4,432	(9,733)	3(g)	656,417
Cost of sales	119,255	55,100	—	978	1,107	3(c)	164,025
					(11,377)	3(h)
					(1,038)	3(g)

Gross profit	296,206	191,157	—	3,454	1,575		492,392

Operating expenses:
Selling, general and administrative	429,398	174,622	5,902	28,128	4,249	3(c)	571,253
					(67,676)	3(e)
					(89)	3(f)
					(3,281)	3(g)
Research and development	39,855	16,783	329	—	98	3(c)	57,065
Amortization of intangible assets	16,922	12,051	—	—	2,087	3(b)	31,060
Special charges	—	6,860	(6,860)	—	—		—

Total operating expenses	486,175	210,316	(629)	28,128	(64,612)		659,378

Operating (loss) income	(189,969)	(19,159)	629	(24,674)	66,187		(166,986)
Interest expense, net	41,358	4,089	—	—	(2,737)	3(a)	42,710
Other expense, net	10,884	262	629	—	—		11,775

Income (loss) from continuing operations before income taxes	(242,211)	(23,510)	—	(24,674)	68,924		(221,471)
Benefit (provision) for income taxes	(3,851)	1,743	—	—	(1,166)	3(d)	(3,274)

Net (loss) income from continuing operations	$(238,360)	(25,253)	—	(24,674)	70,090		(218,197)

Net (loss) income from continuing operations per share:
Basic	$(3.68)						$(2.14)
Diluted	$(3.68)						$(2.14)

Weighted average common shares outstanding:
Basic	64,808						101,959
Diluted	64,808						101,959

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Statement of Operations

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

1. Description of the Merger

The merger agreement provided for the business combination of Wright Medical Group, Inc. and Tornier N.V. Pursuant to the terms of the merger agreement (1) each outstanding share of Wright Medical Group, Inc. common stock was exchanged for ordinary shares of Tornier and (2) Merger Sub was merged with and into Wright Medical Group, Inc., with Wright Medical Group, Inc. as the surviving corporation in the Merger and an indirect wholly-owned subsidiary of Tornier N.V. As the parent of the surviving corporation, Tornier N.V. was renamed Wright Medical Group N.V., and continues to be organized under the laws of the Netherlands.

At the effective time of the Merger, (1) each share of Wright Medical Group, Inc. common stock was converted into the right to receive 1.0309 Tornier N.V. ordinary shares from or at the direction of Tornier N.V.; (2) each option to acquire Wright Medical Group, Inc. shares that was then outstanding was fully vested and exchanged for an option to acquire, on the same terms and conditions as were applicable to the option prior to the Merger (after giving effect to the acceleration of vesting as a result of the Merger), that number of Tornier N.V. ordinary shares that is equal to the product of (i) the number of Wright Medical Group, Inc. shares subject to the option and (ii) 1.0309, rounded down to the nearest whole number of Tornier N.V. ordinary shares, at an exercise price per Tornier N.V. ordinary share equal to the quotient obtained by dividing (x) the per share exercise price of the Wright Medical Group, Inc. option by (y) 1.0309, rounded up to the nearest whole cent; (3) each Wright Medical Group, Inc. restricted share that was then outstanding automatically became fully vested and free of any forfeiture restrictions and was converted into the right to receive 1.0309 Tornier N.V. ordinary shares; and (4) each Wright Medical Group, Inc. restricted stock unit award that was then outstanding automatically became fully vested and free of any forfeiture restrictions, and, at the effective time, was cancelled, extinguished and converted into the right to receive that number of Tornier N.V. ordinary shares that is equal to the product of (i) the total number of Wright Medical Group, Inc. shares underlying the award immediately prior to the effective time and (ii) 1.0309. Cash was paid to Wright Medical Group, Inc. shareholders in lieu of any fractional Tornier N.V. ordinary shares determined in accordance with the amount of the fractional share interest, instead of such fractional share.

2. Basis of Presentation

The Pro Forma Financial Statement was prepared using the acquisition method of accounting and based on the historical financial information of Wright Medical Group, Inc. and Tornier N.V. The acquisition method of accounting in accordance with ASC 805 requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. The acquisition method of accounting, in accordance with ASC 805, uses the fair value concepts defined in ASC 820, “Fair Value Measurement” (ASC 820). The historical consolidated financial information has been adjusted in the Pro Forma Financial Statement to give effect to pro forma events that are (1) directly attributable to the Merger, (2) factually supportable, and (3) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the consolidated results.

ASC 820 defines fair value, establishes the framework for measuring fair value for any asset acquired or liability assumed under U.S. GAAP, expands disclosures about fair value measurements, and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measurements. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants, and as a result, assets may be required to be recorded which are not intended to be used or sold. Additionally, the fair value may not reflect Wright Medical Group N.V.’s management’s intended use for those assets. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

The unaudited condensed consolidated pro forma statement of operations of Wright Medical Group N.V. has been prepared in accordance with U.S. GAAP. This Pro Forma Financial Statement includes the accounts of Wright Medical Group, Inc. whose year began on January 1, 2015, and Tornier N.V., whose year began on December 29, 2014. There were no material intervening events that occurred involving the two entities between December 28, 2014 and December 31, 2014.

3. Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments

a)	Pursuant to Tornier N.V.’s former credit agreement entered into on October 4, 2012, certain activities were defined as a “change in control” under the agreement. The Merger constituted a change in control, which required payment of the outstanding principal and interest. The Pro Forma Financial Statement is adjusted to represent the elimination of the related interest expense.

b)	To record pro forma amortization expense on the estimated fair value of acquired finite-lived intangible assets consisting of: $91.0 million customer relationships, $89.2 million developed technology, and $8.3 million trade names.

Pro forma amortization has been estimated on a preliminary basis, using the straight-line method over the estimated useful life and is as follows:

(in thousands, except estimated useful life)	Estimated Fair Value	Weighted Average Estimated Useful Life	Nine Month Period Prior to Date of Merger
Acquired finite-lived intangible assets	188,500	10	14,138
Tornier historical amortization expense			(12,051)

Pro forma amortization expense			2,087

c)	To record estimated pro forma depreciation expense on the $19.3 million increase to Tornier N.V.’s property, plant, and equipment to present property, plant, and equipment at estimated fair value. The estimated pro forma depreciation expense adjustment is based on the increase in fair value above net book value calculated over an approximate estimated weighted average useful life of six years.

d)	The statutory tax rate was applied, as appropriate, to each adjustment based on the jurisdiction in which the adjustment was expected to occur.

Although not reflected in the Pro Forma Financial Statement, the effective tax rate of the combined company could be significantly different depending on post-acquisition activities, such as the geographical mix of taxable income affecting state and foreign taxes, among other factors.

Estimated income tax expense (benefit) included in the pro forma statement of operations is as follows:

(in thousands)	Acquisition Adjustment
Interest expense – Note 3(a)	983
Amortization of intangible assets – Note 3(b)	(491)
Depreciation of plant, property and equipment – Note 3(c)	(1,651)
Market rent expense – Note 3(f)	30

Adjustment to benefit (provision) for income taxes	(1,129)

e)

Certain merger-related transaction costs have been expensed in Wright Medical Group Inc.’s and Tornier N.V.’s historical statements of operations. As merger-related transaction costs are non-recurring items, they have not been reflected in the unaudited pro forma condensed combined statement of operations. An adjustment totaling $67.7 million has been reflected in the unaudited pro forma condensed combined statement of operations to remove merger-related transaction costs, non-cash share-based compensation charges and contractual change-in-control charges totaling $36.9 million that were expensed by Wright Medical Group N.V. during the fiscal year ended December 27, 2015, merger-related transaction costs of $3.2 million that were expensed by Tornier N.V. during the nine months ended September 27, 2015, and merger-related transaction costs, non-cash share-based compensation charges and contractual change-in-control charges totaling $27.6 million expensed by Tornier N.V. during the stub period of September 28, 2015 through September 30, 2015.

f)	To record pro forma rent expense associated with fair value adjustments for favorable and unfavorable leasehold interests.

g)	Historical Tornier N.V. condensed combined statement of operations is adjusted to reflect the removal of the historical activity of the ankle replacement and silastic toe business sold to Integra Life Sciences Corporation.

h)	To remove non-recurring inventory step-up amortization expense recognized by Wright Medical Group N.V. in the post-merger period.

4. Pro Forma Reclassification Adjustments

Certain reclassifications have been made to Tornier N.V.’s historical statements of operations to conform to Wright Medical Group Inc.’s presentation. These adjustments reclassify Tornier N.V.’s special charges to selling, general, and administrative expense, research and development expense and other (income) expense, net. Special charges reclassified to selling, general and administrative expense and research and development expense include acquisition, integration and distributor transition costs, restructuring charges and legal settlement expense. Special charges reclassified to other (income) expense, net represent fair value adjustments related to contingent consideration.

5. Tornier N.V. Stub Period

Pro forma income from operations was adjusted to add results of operations from Tornier N.V.’s activities for the period between the end of Tornier N.V.’s fiscal third quarter ended September 27, 2015, and the date of the Merger (October 1, 2015), when operations became consolidated.

6. Net Income from Continuing Operations Per Share

Pro forma income from continuing operations per share for the fiscal year ended December 27, 2015 have been calculated based on the estimated weighted average number of ordinary shares outstanding on a pro forma basis, as described below. The pro forma weighted average shares outstanding have been calculated as if the Tornier N.V. shares acquired in connection with the Merger had been issued and outstanding as of January 1, 2015, the beginning of fiscal year 2015. Additionally, each Wright Medical Group, Inc. share reflects the 1.0309 conversion rate.

(in thousands, except share and per share data)
Net (loss) income from continuing operations	(218,197)
Basic – weighted average shares outstanding	101,959
Diluted – weighted average shares outstanding	101,959

Net (loss) income from continuing operations per share:
Basic	$(2.14)
Diluted	$(2.14)

USE OF PROCEEDS

We will not receive any proceeds from the sale of ordinary shares by the selling shareholder.

PRICE RANGE OF OUR ORDINARY SHARES

Our ordinary shares trade on the NASDAQ Global Select Market under the symbol “WMGI.”

The following table sets forth, for the periods indicated, the high and low daily sales prices for our ordinary shares, as reported by the NASDAQ Global Select Market. All prices set forth below for periods occurring prior to October 1, 2015 refer to the ordinary shares of Tornier N.V., operating as a standalone company prior to the completion of the merger of Wright Medical Group, Inc. with Tornier N.V.

	High	Low
Fiscal year 2016
First Quarter	$24.43	$15.02
Second Quarter (through May 20, 2016)	$20.75	$15.52
Fiscal year 2015
First Quarter	$26.98	$23.32
Second Quarter	$27.06	$24.45
Third Quarter	$26.13	$21.43
Fourth Quarter	$23.86	$18.03
Fiscal year 2014
First Quarter	$21.17	$17.77
Second Quarter	$24.35	$16.68
Third Quarter	$25.11	$19.28
Fourth Quarter	$28.53	$21.64

On May 20, 2016, the last reported sale price for our ordinary shares on the NASDAQ Global Select Market was $19.10 per share. As of May 19, 2016, based on the information provided by American Stock Transfer & Trust Company, our transfer agent and registrar, we had 102,713,374 ordinary shares issued and outstanding and there were approximately 476 holders of record of our ordinary shares.

We have not previously declared or paid cash dividends and we do not anticipate declaring or paying cash dividends on our ordinary shares in the foreseeable future. We currently intend to retain all future earnings for the operation and expansion of our business.

Any payment of cash dividends on our ordinary shares will be at the discretion of our board of directors and will depend upon our results of operations, capital requirements, contractual restrictions and other factors deemed relevant by our board of directors.

SELLING SHAREHOLDER

The following table sets forth the name of the selling shareholder, the number of ordinary shares owned by the selling shareholder immediately prior to the date of this prospectus supplement and the number of ordinary shares to be offered by the selling shareholder pursuant to this prospectus supplement. The table also provides information regarding the beneficial ownership of our ordinary shares by the selling shareholder as adjusted to reflect the assumed sale of all of the shares offered under this prospectus supplement. Percentage of beneficial ownership before this offering is based on 102,713,374 ordinary shares outstanding as of May 19, 2016. Beneficial ownership is based on information furnished by the selling shareholder. Unless otherwise indicated and subject to community property laws where applicable, the selling shareholder named in the following table, to our knowledge, has sole voting and investment power with respect to the shares beneficially owned by it.

	Beneficial ownership before offering(1)		Number of shares offered	Beneficial ownership after offering
Selling shareholder	Number	Percentage		Number	Percentage
TMG Holdings Coöperatief U.A.(2)	6,221,809	6.1%	6,221,809	—	—

(1)	Beneficial ownership and percentage ownership are determined in accordance with the rules of the U.S. Securities and Exchange Commission. In calculating the number of shares beneficially owned and the percentage ownership of a selling shareholder, shares underlying options held by the selling shareholder that are either currently exercisable or exercisable within 60 days from May 19, 2016 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling shareholder.
(2)	Reflects ordinary shares held by TMG Holdings Coöperatief U.A., a Dutch coöperatief (TMG). TMG is wholly-owned by Warburg Pincus (Bermuda) Private Equity IX, L.P., a Bermuda limited partnership (“WP Bermuda”), and WP (Bermuda) IX PE One Ltd., a Bermuda company (“WPIX PE One”). WPIX PE One is wholly owned by WP Bermuda. The general partner of WP Bermuda is Warburg Pincus (Bermuda) Private Equity Ltd., a Bermuda company (“WP Bermuda Ltd.”). WP Bermuda is managed by Warburg Pincus LLC, a New York limited liability company (“WP LLC”, and together with WP Bermuda, WPIX PE One and WP Bermuda Ltd., the “Warburg Pincus Entities”). Charles R. Kaye and Joseph P. Landy are the Co-Chairmen and Directors of WP Bermuda Ltd. and Managing Members and Co-Chief Executive Officers of WP LLC and may be deemed to control the Warburg Pincus Entities. Each of the Warburg Pincus Entities, Mr. Kaye and Mr. Landy has shared voting and investment control of all of the ordinary shares referenced above. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended, Mr. Kaye, Mr. Landy and the Warburg Pincus Entities may be deemed to be the beneficial owners of the ordinary shares held by TMG. Each of Mr. Kaye, Mr. Landy and the Warburg Pincus Entities disclaims beneficial ownership of the ordinary shares referenced above except to the extent of any pecuniary interest therein. The address of the Warburg Pincus entities is c/o Warburg Pincus LLC, 450 Lexington Avenue, New York, New York 10017.

Relationship with TMG and Warburg Pincus Entities

TMG Holdings Coöperatief U.A. holds more than 5% of our outstanding ordinary shares. Sean D. Carney, one of our directors, is a Managing Director of Warburg Pincus LLC, which manages TMG, as well as its parent entity WP Bermuda. Furthermore, Mr. Carney is a Partner of Warburg Pincus & Co., the sole member of Warburg Pincus (Bermuda) Private Equity Ltd. As described in more detail below, Mr. Carney was elected to our board of directors as a board designee of TMG.

Securityholders’ Agreement

On July 18, 2006, our predecessor entity, Tornier B.V., entered into a securityholders’ agreement with TMG and certain other shareholders at that time, and, by subsequent joinder agreements, additional shareholders, which agreement was amended on August 27, 2010. This agreement contained right of first refusal, tag-along and drag-along provisions, which terminated upon our initial public offering in February 2011. Under director nomination provisions of this agreement, TMG has the right to designate three directors to be nominated to our board of directors for so long as TMG beneficially owns at least 25% of our outstanding ordinary shares, two directors for so long as TMG beneficially owns at least 10% but less than 25% of our outstanding ordinary shares and one director for so long as TMG beneficially owns at least 5% but less than 10% of our outstanding ordinary shares, and we agreed to use our reasonable best efforts to cause the TMG designees to be elected. TMG held approximately 6.1% of our outstanding ordinary shares as of May 19, 2016. Sean D. Carney and Elizabeth H. Weatherman are the current directors who were elected as designees of TMG. This agreement terminates upon the written consent of all parties to the agreement. We expect that all rights and obligations under this agreement will terminate upon the completion of this offering.

Registration Rights Agreement

We are party to a registration rights agreement with TMG and certain other shareholders, whom we refer to as the holders. Pursuant to the registration rights agreement, we have agreed to (i) use our reasonable best efforts to effect up to three registered offerings of at least $10 million each upon a demand of TMG or its affiliates, (ii) use our reasonable best efforts to become eligible for use of Form S-3 for registration statements and once we become eligible TMG or its affiliates shall have the right to demand an unlimited number of registrations of at least $10 million each on Form S-3 and (iii) maintain the effectiveness of each such registration statement for a period of 120 days or until the distribution of the registrable securities pursuant to the registration statement is complete. Pursuant to the registration rights agreement, certain holders may have incidental or “piggyback” registration rights with respect to any registrable shares, subject to certain limitations and restrictions, including volume and marketing restrictions imposed by the underwriter of the offering with respect to which the rights are exercised. Under the registration rights agreement, we have agreed to bear the expenses, including the fees and disbursements of one legal counsel for the holders, in connection with the registration of the registrable securities, except for any underwriting commissions relating to the sale of the registrable securities. We expect that all rights and obligations under this agreement will terminate upon the completion of this offering.

TAXATION

Material Dutch Tax Consequences

The information set out below is a general summary of material Dutch tax consequences in connection with the acquisition, ownership and transfer of ordinary shares. The summary does not purport to be a comprehensive description of all the Dutch tax considerations that may be relevant for a particular holder of ordinary shares. Such holders may be subject to special tax treatment under any applicable law and this summary is not intended to be applicable in respect of all categories of holders of our ordinary shares. The summary is based upon the tax laws of the Netherlands as in effect on the date of this prospectus supplement, including official regulations, rulings and decisions of the Netherlands and its taxing and other authorities available in printed form on or before such date and now in effect. These tax laws are subject to change, which could apply retroactively and could affect the continuing validity of this summary. All references in this summary to the Netherlands and Dutch law are to the European part of the Kingdom of the Netherlands and its law, respectively, only. As this is a general summary, we recommend investors and shareholders consult their own tax advisors as to the Dutch or other tax consequences of the acquisition, ownership and transfer of ordinary shares, including, in particular, the application of their particular situations of the tax considerations discussed below.

For Dutch tax purposes, a holder of ordinary shares may include an individual who or an entity that does not have the legal title of the ordinary shares, but to whom nevertheless the ordinary shares are attributed based either on such individual or entity holding a beneficial interest in the ordinary shares or based on specific statutory provisions, including statutory provisions pursuant to which the ordinary shares are attributed to an individual who is, or who has directly or indirectly inherited from a person who was, the settlor, grantor or similar originator of a trust, foundation or similar entity that holds the ordinary shares.

The following summary does not address the tax consequences arising in any jurisdiction other than the Netherlands in connection with the acquisition, ownership and transfer of ordinary shares.

Dividend Withholding Tax

We do not currently anticipate paying any dividends. If we were to pay dividends currently, the following discussion summarizes the relevant Dutch tax consequences to you. Dividends paid on ordinary shares to a holder of such ordinary shares are generally subject to withholding tax of 15% imposed by the Netherlands. Generally, the dividend withholding tax will not be borne by us, but will be withheld by us from the gross dividends paid on the ordinary shares. The term “dividends” for this purpose includes, but is not limited to:

•	distributions in cash or in kind, deemed and constructive distributions and repayments of paid-in capital not recognized for Dutch dividend withholding tax purposes;

•	liquidation proceeds, proceeds of redemption of shares or, generally, consideration for the repurchase of shares in excess of the average paid-in capital recognized for Dutch dividend withholding tax purposes;

•	the nominal value of shares issued to a shareholder or an increase of the nominal value of shares, as the case may be, to the extent that it does not appear that a contribution to the capital recognized for Dutch dividend withholding tax purposes was made or will be made; and

•	partial repayment of paid-in capital, recognized for Dutch dividend withholding tax purposes, if and to the extent that there are net profits (zuivere winst), within the meaning of the Dutch Dividend Withholding Tax Act 1965 (Wet op de dividendbelasting 1965), unless the general meeting of Wright has resolved in advance to make such a repayment and provided that the nominal value of the shares concerned has been reduced by a corresponding amount by way of an amendment of our articles of association.

A holder of ordinary shares who is, or who is deemed to be, a resident of the Netherlands can generally credit the withholding tax against his Dutch income tax or Dutch corporate income tax liability and is generally entitled to a refund of dividend withholding taxes exceeding his aggregate Dutch income tax or Dutch corporate income tax liability, provided certain conditions are met, unless such holder of ordinary shares is not considered to be the beneficial owner of the dividends.

A holder of ordinary shares who is the recipient of dividends (the “Recipient”), will not be considered the beneficial owner of the dividends for this purpose if:

•	as a consequence of a combination of transactions, a person other than the Recipient wholly or partly benefits from the dividends;

•	whereby such other person retains, directly or indirectly, an interest similar to that in the ordinary shares on which the dividends were paid; and

•	that other person is entitled to a credit, reduction or refund of dividend withholding tax that is less than that of the Recipient (“Dividend Stripping”).

With respect to a holder of ordinary shares, who is not and is not deemed to be a resident of the Netherlands for purposes of Dutch taxation and who is considered to be a resident of (a) Aruba or Sint Maarten under the provisions of the Tax Arrangement for the Kingdom of the Netherlands (Belastingregeling voor het Koninkrijk)2; (b) Bonaire, Sint Eustatius or Saba under the provisions of the Tax Regulation for the country of the Netherlands (Belastingregeling voor het land Nederland); (c) Curaçao under the provisions of the Tax Arrangement The Netherlands Curaçao (Belastingregeling Nederland Curaçao); or (d) a country other than the Netherlands under the provisions of a double taxation convention the Netherlands has concluded with such country, the following may apply. Such holder of ordinary shares may, depending on the terms of and subject to compliance with the procedures for claiming benefits under the Tax Arrangement for the Kingdom of the Netherlands, the Tax Regulation for the country of the Netherlands, the Tax Arrangement The Netherlands Curaçao or such double taxation convention, be eligible for a full or partial exemption from or a reduction or refund of Dutch dividend withholding tax.

In addition, an exemption from Dutch dividend withholding tax will generally apply to dividends distributed to certain qualifying entities, provided that the following tests are satisfied:

(i)	the entity is a resident of another EU member state or of a designated state that is a party to the Agreement on the European Economic Area (currently Liechtenstein, Iceland and Norway), according to the tax laws of such state;

(ii)	the entity at the time of the distribution has an interest in us to which the participation exemption as meant in Article 13 of the Dutch Corporate Income Tax Act 1969 or to which the participation credit as meant in Article 13aa of the Dutch Corporate Income Tax Act 1969 would have been applicable, had such entity been a tax resident of the Netherlands;

(iii)	the entity does not perform a similar function as an exempt investment institution (vrijgestelde beleggingsinstelling) or fiscal investment institution (fiscale beleggingsinstelling), as defined in the Dutch Corporate Income Tax Act 1969; and

(iv)	the entity is, in its state of residence, not considered to be resident outside the member states of the European Union or the designated states that are party to the Agreement on the European Economic Area under the terms of a double taxation convention concluded with a third state.

[2]	On March 1st, 2016, the Tax Arrangement The Netherlands Sint Maarten (Belastingregeling Nederland Sint Maarten) has entered into force. The Tax Arrangement The Netherlands Sint Maarten will become effective with respect to tax periods starting, or in the case of withholding taxes payments made, on or after January 1, 2017. The Tax Arrangement The Netherlands Sint Maarten will replace the Tax Arrangement for the Kingdom of The Netherlands in respect of the relationship between The Netherlands and Sint Maarten.

The exemption from Dutch dividend withholding tax is not available if pursuant to a provision for the prevention of fraud or abuse included in a double taxation treaty between the Netherlands and the country of residence of the non-resident holder of ordinary shares, such holder would not be entitled to the reduction of tax on dividends provided for by such treaty. Furthermore, the exemption from Dutch dividend withholding tax will only be available to the beneficial owner of the dividend.

Furthermore, certain entities that are resident in (a) another EU member state; (b) in a designated state that is a party to the Agreement on the European Economic Area (currently Liechtenstein, Iceland and Norway); or (c) provided that such entity holds our ordinary shares as portfolio investment (i.e., such ordinary shares are not held with a view to the establishment or maintenance of lasting and direct economic links between you and us and such ordinary shares do not allow you to participate effectively in the management or control of our company), in a designated jurisdiction which has an arrangement for the exchange of tax information with the Netherlands, and that are not subject to taxation levied by reference to profits in their state of residence, may be entitled to a refund of Dutch dividend withholding tax, provided:

(i)	such entity, had it been a resident in the Netherlands, would not be subject to corporate income tax in the Netherlands;

(ii)	such entity can be considered to be the beneficial owner of the dividends;

(iii)	such entity does not perform a similar function to that of a fiscal investment institution (fiscale beleggingsinstelling) or an exempt investment institution (vrijgestelde beleggingsinstelling) as defined in the Dutch Corporate Income Tax Act 1969; and

(iv)	certain administrative conditions are met.

Dividend distributions to a U.S. holder of ordinary shares (with an interest of less than 10% of the voting rights in us) are subject to 15% dividend withholding tax, which is equal to the rate such U.S. holder may be entitled to under the Convention Between the Kingdom of the Netherlands and the United States for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income, executed in Washington on December 18, 1992, as amended from time to time, or the Netherlands-U.S. Convention. As such, there is no need to claim a refund of the excess of the amount withheld over the tax treaty rate.

On the basis of article 35 of the Netherlands-U.S. Convention, qualifying U.S. pension trusts are under certain conditions entitled to a full exemption from Dutch dividend withholding tax. Such qualifying exempt U.S. pension trusts must provide us form IB 96 USA, along with a valid certificate, for the application of relief at source from dividend withholding tax. If we receive the required documentation prior to the relevant dividend payment date, then we may apply such relief at source. If a qualifying exempt U.S. pension trust fails to satisfy these requirements prior to the payment of a dividend, then such qualifying exempt pension trust may claim a refund of Dutch withholding tax by filing form IB 96 USA with the Dutch tax authorities. On the basis of article 36 of the Netherlands-U.S. Convention, qualifying exempt U.S. organizations are under certain conditions entitled to a full exemption from Dutch dividend withholding tax. Such qualifying exempt U.S. organizations are not entitled to claim relief at source, and instead must claim a refund of Dutch withholding tax by filing form IB 95 USA with the Dutch tax authorities.

The concept of Dividend Stripping, described above, may also be applied to determine whether a holder of ordinary shares may be eligible for a full or partial exemption from, reduction or refund of Dutch dividend withholding tax, as described in the preceding paragraphs.

In general, we will be required to remit all amounts withheld as Dutch dividend withholding tax to the Dutch tax authorities. However, in connection with distributions received by us from our foreign subsidiaries, we are allowed, subject to certain conditions, to reduce the amount to be remitted to Dutch tax authorities by the lesser of:

(i)	3% of the portion of the distribution paid by us that is subject to Dutch dividend withholding tax; and

(ii)

3% of the dividends and profit distributions, before deduction of foreign withholding taxes, received by us from qualifying foreign subsidiaries in the current calendar year (up to the date of the distribution by

us) and the two preceding calendar years, insofar as such dividends and profit distributions have not yet been taken into account for purposes of establishing the above-mentioned deductions.

For purposes of determining the 3% threshold under (i) above, a distribution by us is not taken into account in case the Dutch dividend withholding tax withheld in respect thereof may be fully refunded, unless the recipient of such distribution is a qualifying entity that is not subject to corporate income tax.

Although this reduction reduces the amount of Dutch dividend withholding tax that we are required to pay to Dutch tax authorities, it does not reduce the amount of tax that we are required to withhold from dividends.

Taxes on Income and Capital Gains

The description of taxation set out in this section of this prospectus supplement is not intended for any holder of ordinary shares, who:

•	is an individual and for whom the income or capital gains derived from ordinary shares are attributable to employment activities, the income from which is taxable in the Netherlands;

•	holds a Substantial Interest or a deemed Substantial Interest in us (as defined below);

•	is an entity that is a resident or deemed to be a resident of the Netherlands and that is not subject to or is exempt, in whole or in part, from Dutch corporate income tax;

•	is an entity for which the income and/or capital gains derived in respect of ordinary shares are exempt under the participation exemption (deelnemingsvrijstelling) as set out in the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969); or

•	who is a fiscal investment institution (fiscale beleggingsinstelling) or an exempt investment institution (vrijgestelde beleggingsinstelling) as defined in the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969).

Generally a holder of ordinary shares will have a substantial interest in us, or a Substantial Interest, if he holds, alone or together with his partner (statutorily defined term), whether directly or indirectly, the ownership of, or certain other rights over, shares representing 5% or more of our total issued and outstanding capital (or the issued and outstanding capital of any class of shares), or rights to acquire shares, whether or not already issued, that represent at any time 5% or more of our total issued and outstanding capital (or the issued and outstanding capital of any class of shares) or the ownership of certain profit participating certificates that relate to 5% or more of the annual profit or to 5% or more of our liquidation proceeds. A holder of ordinary shares will also have a Substantial Interest in us if one of certain relatives of that holder or of his partner has a Substantial Interest in us. If a holder of ordinary shares does not have a Substantial Interest, a deemed Substantial Interest will be present if (part of) a Substantial Interest has been disposed of, or is deemed to have been disposed of, without recognizing taxable gain.

Residents of the Netherlands—Individuals. An individual who is resident or deemed to be resident in the Netherlands, or who opts to be taxed as a resident of the Netherlands for purposes of Dutch taxation, or a Dutch Resident Individual, and who holds ordinary shares is subject to Dutch income tax on income or capital gains derived from the ordinary shares at progressive rates of up to 52% (rates for 2016) if:

(i)	the holder derives profits from an enterprise or deemed enterprise, whether as an entrepreneur (ondernemer) or pursuant to a co-entitlement to the net worth of such enterprise (other than as an entrepreneur or a shareholder), to which enterprise the ordinary shares are attributable; or

(ii)	the holder derives income or capital gains from the ordinary shares that are taxable as benefits from “miscellaneous activities” (resultaat uit overige werkzaamheden, as defined in the Dutch Income Tax Act 2001; Wet inkomstenbelasting 2001), which include the performance of activities with respect to the ordinary shares that exceed regular, active portfolio management (normaal, actief vermogensbeheer).

If conditions (i) and (ii) mentioned above do not apply, any holder of ordinary shares who is a Dutch Resident Individual will be subject to Dutch income tax on a deemed return regardless of the actual income or capital gains benefits derived from the ordinary shares. This deemed return has been fixed at a rate of 4% of the individual’s yield basis (rendementsgrondslag) insofar as this exceeds a certain threshold (heffingvrij vermogen). The individual’s yield basis is determined as the fair market value of certain qualifying assets (including the ordinary shares) held by the Dutch Resident Individual less the fair market value of certain qualifying liabilities, both determined on January 1st of the relevant year. The deemed return of 4% will be taxed at a rate of 30% (rate for 2016).

Residents of the Netherlands—Entities. An entity that is resident, or deemed to be resident, in the Netherlands, or a Dutch Resident Entity, will generally be subject to Dutch corporate income tax with respect to income and capital gains derived from the ordinary shares. The Dutch corporate income tax rate is 20% for the first €200,000 of taxable income and 25% for taxable income exceeding €200,000 (rates for 2016).

Non-Residents of the Netherlands. A person who is not a Dutch Resident Individual or Dutch Resident Entity, a Non-Dutch Resident, who holds ordinary shares is generally not subject to Dutch income or corporate income tax (other than dividend withholding tax described above) on the income and capital gains derived from the ordinary shares, provided that:

•	such Non-Dutch Resident does not derive profits from an enterprise or deemed enterprise, whether as an entrepreneur (ondernemer) or pursuant to a co-entitlement to the net worth of such enterprise (other than as an entrepreneur or a shareholder) which enterprise is, in whole or in part, carried on through a permanent establishment or a permanent representative in the Netherlands and to which enterprise or part of an enterprise, as the case may be, the ordinary shares are attributable or deemed attributable;

•	in the case of a Non-Dutch Resident who is an individual, such individual does not derive income or capital gains from the ordinary shares that are taxable as benefits from “miscellaneous activities” in the Netherlands (resultaat uit overige werkzaamheden, as defined the Dutch Income Tax Act 2001), which include the performance of activities with respect to the ordinary shares that exceed regular, active portfolio management (normaal, actief vermogensbeheer);

•	in case such Non-Dutch Resident is an individual, such Non-Dutch Resident is neither entitled to a share in the profits of an enterprise effectively managed in the Netherlands, other than by way of the holding of securities or through an employment contract, to which enterprise the ordinary shares or payments in respect of the ordinary shares are attributable; and

•	in case such Non-Dutch Resident is an entity, such entity is neither entitled to a share in the profits of an enterprise nor co-entitled to the net worth of such enterprise effectively managed in the Netherlands, other than by way of the holding of securities, to which enterprise the ordinary shares or payments in respect of such ordinary shares are attributable.

Gift or Inheritance Taxes

No Dutch gift or inheritance taxes will be levied on the transfer of ordinary shares by way of gift by or on the death of a holder, who is neither a resident nor deemed to be a resident of the Netherlands for the purpose of the relevant provisions, unless:

(i)	the transfer is construed as an inheritance or bequest or as a gift made by or on behalf of a person who, at the time of the gift or death, is or is deemed to be a resident of the Netherlands for the purpose of the relevant provisions; or

(ii)	such holder dies while being a resident or deemed resident of the Netherlands within 180 days after the date of a gift of the ordinary shares.

For purposes of Dutch gift and inheritance tax, an individual who is of Dutch nationality will be deemed to be a resident of the Netherlands if he has been a resident in the Netherlands at any time during the ten years preceding the date of the gift or his death. For purposes of Dutch gift tax, an individual will, irrespective of his nationality, be deemed to be a resident of the Netherlands if he has been a resident in the Netherlands at any time during the 12 months preceding the date of the gift.

Value Added Tax

There is no Dutch value added tax payable by a holder of ordinary shares in respect of payments in consideration for the offer of the ordinary shares (other than value added tax payable in respect of services not exempt from Dutch value added tax).

Other Taxes and Duties

No Dutch registration tax, capital tax, customs duty, stamp duty or any other similar tax or duty other than court fees is payable in the Netherlands by a holder of ordinary shares in connection with the acquisition, ownership and transfer of ordinary shares.

Residence

A holder of ordinary shares will not become or be deemed to become a resident of the Netherlands solely by reason of holding these ordinary shares.

Material U.S. Federal Income Tax Consequences

The following summary is based on the U.S. Internal Revenue Code of 1986, as amended, or IRC, the Netherlands-U.S. Convention (as defined above under “—Material Dutch Tax Consequences—Dividend Withholding Tax”), existing Treasury Regulations, revenue rulings, administrative interpretations and judicial decisions (all as currently in effect and all of which are subject to change, possibly with retroactive effect). This summary applies only if you hold your ordinary shares as capital assets within the meaning of Section 1221 of the IRC (generally, property held for investment). This summary does not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances. For example, certain types of investors, such as:

•	persons subject to the imposition of the U.S. federal alternative minimum tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes;

•	insurance companies;

•	tax-exempt persons;

•	financial institutions;

•	regulated investment companies;

•	personal holding companies;

•	real estate investment trusts;

•	dealers or traders in securities, currencies or notional principal contracts;

•	persons who hold ordinary shares as part of a hedging, straddle, constructive sale or conversion transaction;

•	persons who acquired ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation;

•	persons whose functional currency is not the U.S. dollar; and

•	persons owning (directly, indirectly or constructively under applicable attribution rules) 10% or more of our voting shares may be subject to different tax rules not discussed below. Further, this discussion does not address the U.S. state, local, federal estate and gift tax consequences to holders of our ordinary shares.

If an entity treated as a partnership for U.S. federal income tax purposes holds our ordinary shares, the tax treatment of a member of such an entity will generally depend on the status of the member and the activities of the entity treated as a partnership. If you are a member of an entity treated as a partnership for U.S. federal income tax purposes holding our ordinary shares, you should consult your tax advisor. Persons considering the purchase of our ordinary shares should consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations, as well as any tax consequences arising under the laws of any state or local jurisdiction or any jurisdictions outside of the United States.

U.S. Federal Income Tax Consequences to U.S. Holders

This discussion applies to you only if you are a beneficial owner of ordinary shares and are, for U.S. federal income tax purposes a “U.S. holder,” which means (1) an individual citizen or resident of the United States, (2) a corporation (or other entity taxable as a corporation) organized under the laws of the United States or any state of the United States (or the District of Columbia), (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust (i) if both: (A) a U.S. court is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) that has validly elected to be treated as a U.S. person. The U.S. federal income tax consequences to non-U.S. holders are set forth below.

This discussion assumes that we are not, and will not become, a passive foreign investment company, or PFIC (as described below).

Taxation of Dividends

We do not currently anticipate paying any dividends. If we were to pay dividends currently, the following discussion summarizes the relevant U.S. tax consequences to you.

The gross amount of any distribution, including Dutch withholding tax thereon, with respect to our ordinary shares (other than certain pro rata distributions of ordinary shares) will be treated as a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal tax principles. Distributions in excess of earnings and profits will be non-taxable to the U.S. holder to the extent of, and will be applied against and reduce (but not below zero), the U.S. holder’s adjusted tax basis in the ordinary shares. Distributions in excess of earnings and profits and such adjusted tax basis will generally be taxable to the U.S. holder as capital gain from the sale or exchange of property. We do not intend to maintain calculations of our earnings and profits under U.S. federal income tax principles. Therefore, distributions will generally be reported as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Subject to applicable limitations, including minimum holding period and certain other requirements, dividends paid to noncorporate holders will be taxable at a maximum rate of 20%. You should consult your tax advisor regarding the availability of this preferred tax rate under your particular circumstances. An additional 3.8% “net investment income tax” may apply to dividends received by certain U.S. holders of our ordinary shares, including individuals, estates and trusts. Individuals with U.S. modified adjusted gross income over income thresholds of $250,000 for married filing jointly taxpayers and $200,000 for single taxpayers will be subject to the additional net investment income tax. Estates and trusts are subject to lower thresholds. You should consult your tax advisor regarding the application of the net investment income tax to your specific situation.

Subject to the next sentence, dividends paid on ordinary shares will constitute income from sources outside of the United States for foreign tax credit limitation purposes and will not be eligible for the dividends-received deduction generally allowed to U.S. corporate shareholders. However, some portion of any dividend received with respect to the ordinary shares may be treated as U.S. source income under the rules of Section 904(h) of the IRC regarding “United States-owned foreign corporations.” These rules apply where United States persons directly or indirectly own 50 percent or more of either the total combined voting power of all classes of stock entitled to vote or the total value of the stock of the foreign corporation. If such rules apply, they could limit a U.S. holder’s ability to claim foreign tax credits with respect to dividends paid on our ordinary shares. You should consult your tax advisor regarding the source of any dividend received.

The amount of any distribution paid in Euro will be the U.S. dollar value of the Euro on the date of your actual or constructive receipt of the dividend, determined at the spot rate in effect on such date, regardless of whether you convert the payments into U.S. dollars. Gain or loss, if any, recognized by you on the subsequent sale, conversion or disposition of Euro will be ordinary income or loss, and will be income or loss from sources within the United States for foreign tax credit limitation purposes.

Subject to certain conditions and limitations, including the sourcing rules discussed above, and subject to the discussion in the next paragraph, tax withheld in the Netherlands at the rate provided for in the Netherlands-U.S. Convention will be treated as a foreign tax that you may elect to deduct in computing your U.S. federal taxable income or credit against your U.S. federal income tax liability. Amounts paid in respect of dividends on ordinary shares will be treated as “passive income” for purposes of calculating the amount of the foreign tax credit available to a U.S. holder. Foreign tax credits allowable with respect to each category of income cannot exceed the U.S. federal income tax payable on such category of income.

Under certain circumstances, we will be allowed to reduce the amount of dividend withholding tax imposed on U.S. holders that is paid over to the Dutch taxing authorities by crediting withholding tax imposed on certain dividends paid to us by certain of our non-Dutch subsidiaries (as discussed under “—Material Dutch Tax Consequences—Dividend Withholding Tax”). In such event, the Dutch withholding tax imposed on dividends paid to you may not be fully creditable against your U.S. federal income tax liability. As noted above, we do not currently anticipate paying dividends.

Sale, Exchange or Other Taxable Disposition of the Ordinary Shares

You will generally recognize gain or loss for U.S. federal income tax purposes upon the sale, exchange or other taxable disposition of ordinary shares in an amount equal to the difference between the U.S. dollar value of the amount realized from such sale or exchange and your tax basis for such ordinary shares. Such gain or loss will be a capital gain or loss and will be long-term capital gain if the ordinary shares were held for more than one year. Long-term capital gains of noncorporate holders are currently taxed at a maximum rate of 20%. The additional 3.8% net investment income tax (described above) may apply to gains recognized upon the sale, exchange or other taxable disposition of ordinary shares by certain U.S. holders of our ordinary shares (individuals, estates and trusts) who meet the modified adjusted gross income thresholds (discussed above). There are limitations on the deductibility of capital losses. Any such gain or loss generally would be treated as income or loss from sources within the United States for foreign tax credit limitation purposes.

If you receive Euro upon a sale, exchange or other taxable disposition of ordinary shares, you generally will realize an amount equal to the U.S. dollar value of the Euro on the date of disposition of the ordinary shares. However, if the ordinary shares are treated as “traded on an established securities market,” a cash basis or electing accrual basis taxpayer will determine the U.S. dollar value of the amount realized by translating such amount at the spot rate on the settlement date of the taxable disposition. If an accrual basis U.S. holder makes the election described above, it must be applied consistently from year to year and cannot be revoked without the consent of the Internal Revenue Service. Your initial tax basis in the ordinary shares will be your U.S. dollar cost of the ordinary shares determined on the date of purchase. However, if the ordinary shares are treated as traded on an established securities market and you are either a cash basis taxpayer or an accrual basis taxpayer who has made the special election described above, you will use the exchange rate in effect on the settlement date of the purchase. Gain or loss, if any, recognized on the subsequent sale, conversion or disposition of such Euro generally will be ordinary income or loss, and will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

Redemption of Ordinary Shares

The redemption by us of our ordinary shares will be treated as a sale of the redeemed shares by the U.S. holder (which is taxable as described above under “Sale, Exchange or Other Taxable Disposition of the Ordinary Shares”) or, in certain circumstances, as a distribution to the U.S. holder (which is taxable as described above under “Taxation of Dividends”).

Passive Foreign Investment Company

A non-U.S. corporation will generally be considered a PFIC for U.S. federal income tax purposes for any taxable year if, after applying certain look-through rules, either (i) 75% or more of its gross income in such taxable year is passive income (the income test) or (ii) the average percentage (determined on the basis of a quarterly average) of the value of its assets that produce or are held for the production of passive income is at least 50% (the asset test). For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock. Passive income for this purpose generally includes dividends, interest, royalties, rents and gains from commodities and securities transactions.

We believe that we will not be considered a PFIC for U.S. federal income tax purposes for the current taxable year and we do not expect to become a PFIC in the foreseeable future. However, since PFIC status depends upon the composition of a company’s income and assets and the market value of its assets from time to time, there can be no assurance that we will not be considered a PFIC for any taxable year. If we were treated as a PFIC for any taxable year during which you held an ordinary share, certain adverse income tax and reporting consequences could apply.

If we were a PFIC for any taxable year in which a U.S. holder held ordinary shares, gains recognized by the U.S. holder on a sale or other disposition (including certain pledges) of ordinary shares, and income from certain “excess distributions,” would be allocated to the taxable year of the sale or other disposition or the excess distribution and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as applicable, for that taxable year, and an interest charge would be imposed on the resulting tax liability with respect to each taxable year. Certain elections may be available that would result in alternative treatments (such as the mark-to-market treatment) of the ordinary shares. We do not intend to prepare or provide the information that would enable U.S. holders to make a “qualified electing fund” election. Furthermore, if we were a PFIC for any taxable year in which we paid a dividend or the prior taxable year, the favorable rates discussed above with respect to dividends paid to certain noncorporate U.S. holders would not apply.

U.S. holders should be aware that if we are a PFIC, the general tax treatment for U.S. holders described in this subsection would apply to indirect distributions and gains deemed to be realized by U.S. holders in respect of any of our subsidiaries that also may be PFICs. Furthermore, certain elections (such as the mark-to-market election) may not be available in respect of stock of our subsidiaries that are PFICs. If you own our ordinary shares during any year in which we are a PFIC, you may be subject to annual reporting requirements. You are urged to consult your tax advisor regarding the potential application of the PFIC rules to your investment in our ordinary shares.

Backup Withholding and Information Reporting

Payment of dividends and proceeds from a sale or other taxable disposition that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and to backup withholding at a rate of 28% unless (i) you are an exempt recipient or (ii) in the case of backup withholding, you provide us with your correct taxpayer identification number on Internal Revenue Service Form W-9 and certify that you are not subject to backup withholding. The amount of any backup withholding withheld from a payment to you is not an additional tax and it will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the Internal Revenue Service.

Under the Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act (generally referred to as “FATCA”) certain U.S. taxpayers holding financial assets outside the United States must report those assets to the Internal Revenue Service, generally using Internal Revenue Service Form 8938, “Statement of Specified Foreign Financial Assets.” U.S. holders who are individuals and who hold interests in foreign financial assets exceeding certain threshold amounts are required to report our name and address (and the information necessary to identify our ordinary shares held by such individual) in an attachment to such individual’s annual tax return, subject to certain exceptions (including an exception for shares held in accounts maintained by certain financial institutions). Under certain circumstances, an entity may be treated as an individual for purposes of these rules. Internal Revenue Service Form 8938 and its related instructions provide detailed information as to foreign financial assets that must be reported, exempt assets and available exemptions from reporting for such assets held in certain financial accounts.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

Sale, Exchange or Redemption of the Ordinary Shares

If you are not a U.S. holder (as defined above) and you sell, exchange or redeem ordinary shares, you will generally not be subject to U.S. federal income tax on any gain, unless one of the following applies:

•	the gain is effectively connected with a trade or business that you conduct in the United States through an office or other fixed place of business (subject to additional considerations if you are eligible for the benefits of an income tax treaty with the United States), or

•	you are an individual, you are present in the United States for at least 183 days during the year in which you dispose of the ordinary shares, and certain other conditions are satisfied.

Backup Withholding and Information Reporting

United States rules concerning backup withholding and information reporting are described above. These rules apply to non-U.S. holders as follows:

Backup withholding and information reporting may apply if you use the U.S. office of a broker or agent, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker or agent that has certain connections to the United States. You may be required to comply with applicable certification procedures to establish that you are not a U.S. person in order to avoid the application of such backup withholding and information reporting requirements. You should consult with your tax advisor concerning the application of the backup withholding and information reporting rules.

To the extent that any dividends we pay are treated as U.S. source income (see the discussion above under “—U.S. Federal Income Tax Consequences to U.S. Holders—Taxation of Dividends”), FATCA, as modified by Treasury Regulations, other administrative guidance and intergovernmental agreements, may apply to certain non-U.S. Holders. FATCA generally imposes a U.S. withholding tax of 30% on U.S. source dividend income, if any, paid on our ordinary shares and on the U.S. source gross proceeds, if any, of a disposition of our ordinary shares paid to (i) a foreign financial institution, unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise complies with the requirements of an applicable intergovernmental agreement or (ii) a foreign entity that is not a financial institution, unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. person that directly or indirectly owns more than 10% of the entity or otherwise complies with the requirements of an applicable intergovernmental agreement. Treasury regulations and Internal Revenue Service guidance provide for a phased implementation of these withholding tax provisions. Specifically, withholding with respect to U.S.-source dividends began on July 1, 2014, and withholding with respect to U.S.-source proceeds payments will begin on January 1, 2019. Non-U.S. Holders are encouraged to consult with their own tax advisors regarding the implications of FATCA on their investment in our ordinary shares.

Prospective investors are urged to consult legal and tax advisors in the countries of their citizenship, residence and domicile to determine the possible tax consequences of purchasing, holding, selling and redeeming ordinary shares under the laws of their respective jurisdictions in light of their own particular circumstances.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as underwriter of the offering. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling shareholder and the underwriter, the selling shareholder has agreed to sell to the underwriter, and the underwriter has agreed to purchase from the selling shareholder, 6,221,809 ordinary shares.

Subject to the terms and conditions set forth in the underwriting agreement, the underwriter has agreed to purchase all of the ordinary shares sold under the underwriting agreement if any of these ordinary shares are purchased.

We and the selling shareholder, severally and not jointly, have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

The underwriter is offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriter of officer’s certificates and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The aggregate amount of fees and expenses expected to be incurred by us in connection with this offering is approximately $300,000.

Commissions and Discounts

The underwriter is purchasing the ordinary shares from the selling shareholder at $         per share (representing approximately $         aggregate net proceeds to the selling shareholder, before deducting any out-of-pocket expenses). The underwriter may offer the ordinary shares from time to time for sale in one or more transactions on the NASDAQ Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. In connection with the sale of the ordinary shares hereby, the underwriter may be deemed to have received compensation in the form of underwriting discounts. The underwriter may effect such transactions by selling ordinary shares through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of ordinary shares for whom they may act as agents or to whom they may sell as principal.

No Sales of Similar Securities

We have agreed that we will not, subject to limited exceptions, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any of our ordinary shares or securities convertible into or exercisable or exchangeable for any of our ordinary shares or (ii) enter into any swap or other arrangement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any ordinary shares or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of ordinary shares or such other securities, in cash or otherwise), in each case without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated for a period of 60 days after the date of this prospectus supplement, other than the ordinary shares to be sold hereunder and any ordinary shares issued upon the exercise of options granted under our existing plans.

NASDAQ Global Select Market Listing

The ordinary shares are listed on the NASDAQ Global Select Market under the symbol “WMGI.”

Short Positions

In connection with this offering, the underwriter may purchase and sell our ordinary shares in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of ordinary shares than it is required to purchase in this offering. The underwriter must close out any short position by purchasing shares in the open market. A short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our ordinary shares in the open market after pricing that could adversely affect investors who purchase in this offering.

Similar to other purchase transactions, the underwriter’s purchases to cover short sales may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of our ordinary shares. As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market. The underwriter may conduct these transactions on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

We do not, and neither the selling shareholder nor the underwriter, make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our ordinary shares. In addition, we do not, and neither the selling shareholder nor the underwriter, make any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with this offering, the underwriter may distribute this prospectus supplement and the accompanying prospectus by electronic means, such as e-mail.

Relationships

An affiliate of the underwriter was an Administrative Agent, Swingline Lender, Issuing Bank and lender under our former credit facility. The underwriter and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriter has received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of its business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for its own account and for the accounts of its customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates or the selling shareholder or its affiliates. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive, no offer of ordinary shares which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 (or, if the Member State has implemented the relevant provision of the Prospectus Directive, 150) natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriter for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of ordinary shares referred to in (a) to (c) above shall result in a requirement for the selling shareholder or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or any measure implementing the Prospectus Directive in a Member State, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Member State to whom any offer of ordinary shares is made or who receives any communication in respect of an offer of ordinary shares, or who initially acquires any ordinary shares will be deemed to have represented, warranted, acknowledged and agreed to and with the underwriter and the selling shareholder that (1) it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any ordinary shares acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the ordinary shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriter has been obtained with respect to each such proposed offer or resale; or where ordinary shares have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those ordinary shares to it is not treated under the Prospectus Directive as having been made to such persons.

The selling shareholder, the underwriter, their respective affiliates and others will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus supplement has been prepared on the basis that any offer of shares in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Member State of shares which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the selling shareholder or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the selling shareholder nor the underwriter has authorized, nor does it authorize, the making of any offer of shares in circumstances in which an obligation arises for the selling shareholder or the underwriter to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer of ordinary shares to the public” in relation to any ordinary shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe the ordinary shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within

Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The ordinary shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the selling shareholder, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this supplement prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Non-CIS Securities may not be circulated or distributed, nor may the Non-CIS Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Non-CIS Securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Non-CIS Securities pursuant to an offer made under Section 275 of the SFA except:

(a) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b) where no consideration is or will be given for the transfer;

(c) where the transfer is by operation of law;

(d) as specified in Section 276(7) of the SFA; or

(e) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

Stibbe N.V., Amsterdam, the Netherlands, will pass upon the validity of the ordinary shares offered by this prospectus supplement. Certain legal matters in connection with the ordinary shares offered under this prospectus supplement will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts. The underwriter is represented by Latham & Watkins LLP, Costa Mesa, California. Neither Ropes & Gray LLP nor Latham & Watkins LLP is passing on any matters of Dutch law and both are relying on the opinion of Stibbe N.V. as to all matters of Dutch law, and Stibbe N.V. is not passing on any matters other than those governed by Dutch law.

EXPERTS

The consolidated financial statements and schedule of Wright Medical Group N.V. and its subsidiaries as of December 27, 2015 and December 31, 2014, and for each of the years ended December 27, 2015, December 31, 2014, and December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 27, 2015, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Ernst & Young LLP, independent registered public accounting firm, has audited Tornier N.V.’s consolidated financial statements and schedule included in Tornier N.V.’s Annual Report on Form 10-K for the year ended December 28, 2014, as set forth in their report, which is incorporated by reference herein. Tornier N.V.’s financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to the information requirements of the Securities Exchange Act of 1934, as amended (Exchange Act), and in accordance therewith file periodic reports, proxy statements and other information with the U.S. Securities and Exchange Commission, or SEC. You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings will also be available to you on the SEC’s website at http://www.sec.gov.

In addition, we maintain a website that contains information regarding our company, including copies of reports, proxy statements and other information we file with the SEC. The address of our website is www.wright.com. Our website, and the information contained on that site, or connected to that site, are not intended to be part of this prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The information incorporated by reference is an important part of this prospectus supplement, and the information we later file with the SEC, will automatically update and supersede earlier information. We incorporate by reference the following documents filed with the SEC by us and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering of our ordinary shares covered by this prospectus supplement (except, in each case, for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act):

•	our Annual Report on Form 10-K for the fiscal year ended December 27, 2015;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 27, 2016;

•	our Current Reports on Form 8-K filed with the SEC on April 6, 2016, April 7, 2016 and May 18, 2016;

•	our Definitive Proxy Statement, filed with the SEC on May 16, 2016;

•	Tornier N.V.’s audited consolidated financial statements set forth in Item 8. Financial Statements and Supplementary Data, including the notes related thereto, on pages 86-123 and the financial statement schedule set forth in Item 15. Exhibits, Financial Statement Schedules on page 180 of Tornier N.V.’s Annual Report on Form 10-K for the fiscal year ended December 28, 2014;

•	our unaudited consolidated financial statements set forth in Item 1. Financial Statements under the heading “Part 1-Financial Information” on pages 6-21 of our Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2015; and

•	the description of our ordinary shares contained in Tornier N.V.’s registration statement on Form S-4, as amended (Reg. No. 333-201175), under “Description of Tornier Ordinary Shares” and any amendments or reports filed for the purpose of updating such description.

Our SEC File No. is 001-35065.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement or any applicable prospectus supplement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document, including a prospectus supplement, which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus supplement, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests may be made in writing to:

James A. Lightman

Senior Vice President, General Counsel and Secretary

Wright Medical Group N.V.

Prins Bernhardplein 200

1097 JB Amsterdam

The Netherlands

(+ 31) 20 675 4002

PROSPECTUS

Wright Medical Group N.V.

Ordinary Shares

The selling shareholders to be named in a prospectus supplement may offer and sell our ordinary shares from time to time in amounts, at prices and on terms that will be determined at the time of the offering. We will not receive any proceeds from the sale of our ordinary shares by the selling shareholders.

This prospectus describes the general manner in which ordinary shares may be offered and sold by the selling shareholders. The specific manner in which ordinary shares may be offered and sold will be described in a supplement to this prospectus. The supplement may also add, update or change information contained in this prospectus with respect to that offering. If any agents, dealers or underwriters are involved in the sale of any of the securities, the applicable prospectus supplement will provide the names of the agents, dealers or underwriters and describe any applicable fees, commissions or discounts.

You should read this prospectus and any accompanying prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, before you invest.

Our ordinary shares are traded on the NASDAQ Global Select Market under the symbol “WMGI.” On November 16, 2015, the last sale price of our ordinary shares on the NASDAQ Global Select Market was $21.71.

Investing in our securities involves certain risks. See “Risk Factors” beginning on page 2 of this prospectus and any risk factors described in any applicable prospectus supplement and in the documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 17, 2015

SELLING RESTRICTIONS	21
PLAN OF DISTRIBUTION	22
LEGAL MATTERS	24
EXPERTS	24
WHERE YOU CAN FIND MORE INFORMATION	24
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	25

We have not authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus and any accompanying prospectus supplement are an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus and any accompanying prospectus supplement is current only as of the date of the applicable document.

i

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (“SEC”) as a “well-known seasoned issuer” as defined under Rule 405 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. Under this shelf registration process, the selling shareholders may from time to time sell ordinary shares in one or more offerings.

This prospectus provides you with a general description of our ordinary shares. Each time the selling shareholders sell securities under this shelf registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including information about the selling shareholders. A prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any prospectus supplement, including all documents incorporated herein or therein by reference, together with additional information described under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Neither we, nor the selling shareholders, have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the selling shareholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context otherwise indicates, the terms “Wright,” “Wright Medical Group,” “WMGI,” “Company,” “we,” “us,” and “our” as used in this prospectus refer to Wright Medical Group N.V. and its subsidiaries, and the term “ordinary shares” refers to our ordinary shares, par value €0.03 per share. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

RISK FACTORS

Investing in our ordinary shares involves significant risks. You should carefully consider the risks and uncertainties described under “Risk Factors” in any applicable prospectus supplement or free writing prospectus and under “Part II. Item 1.A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2015, under “Part I—Item 1A. Risk Factors” beginning on page 20 of Tornier N.V.’s Annual Report on Form 10-K for the fiscal year ended December 28, 2014 and under “Part I—Item 1A. Risk Factors” beginning on page 12 of Wright Medical Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, each of which is on file with the SEC and is incorporated by reference in this prospectus, any amendment or update thereto reflected in subsequent filings with the SEC, and all other annual, quarterly and other reports that we file with the SEC after the date of this prospectus that also are incorporated herein by reference. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. If any of the risks or uncertainties described in those risk factors actually occurs, our business, results of operations, financial condition or cash flows could be harmed. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations and prospects and could cause the trading price of our ordinary shares or value of our securities to decline, resulting in a loss of all or part of your investment.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus and any prospectus supplement contain “forward-looking statements” that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The statements contained in this prospectus and the documents incorporated by reference in this prospectus and any prospectus supplement that are not purely historical are “forward-looking statements” within the meaning of Section 27A of the Securities Act. Forward-looking statements are identified by the use of words such as, but not limited to, “anticipate,” “believe,” “continue,” “could,” “estimate,” “prospects,” “forecasts,” “expect,” “intend,” “may,” “will,” “plan,” “target,” and similar expressions or variations intended to identify forward-looking statements. These statements are based on the beliefs and assumptions of our management based on information currently available to management. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors discussed in the section of any accompanying prospectus supplement entitled “Risk Factors” and the risk factors and cautionary statements described in other documents that we file from time to time with the SEC, specifically under “Risk Factors,” including the risks described under “Part II. Item 1.A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 27, 2015, under “Part I—Item 1A. Risk Factors” beginning on page 20 of Tornier N.V.’s Annual Report on Form 10-K for the fiscal year ended December 28, 2014 and under “Part I—Item 1A. Risk Factors” beginning on page 12 of Wright Medical Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, each of which is incorporated herein by reference, any amendment or update thereto reflected in subsequent filings with the SEC, and all other annual, quarterly and other reports that we file with the SEC after the date of this prospectus and that also are incorporated herein by reference. Such risks and uncertainties are not exclusive and further information concerning us and our business, including factors that potentially could materially affect our financial results or condition, may emerge from time to time.

Forward-looking statements speak only as of the date of this prospectus or as of the date given if provided in another filing with the SEC. We undertake no obligation to publicly update or review any forward-looking statements to reflect events or circumstances after the date of such statements.

USE OF PROCEEDS

We do not expect to receive any proceeds in connection with the sale of any ordinary shares offered by the selling shareholders.

DESCRIPTION OF ORDINARY SHARES

The following description of the general terms and provisions of our ordinary shares is a summary only and therefore is not complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our articles of association. Our articles of association have been filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part and you should read this exhibit for provisions that may be important to you.

Authorized Ordinary Shares

Our articles of association provide an authorized capital of €9,600,000 divided into 320,000,000 ordinary shares, each with a nominal value of €0.03. As of November 13, 2015, we had 102,656,679 ordinary shares issued and outstanding. We do not have any preferred shares authorized or outstanding.

Form of Ordinary Shares

We issue our ordinary shares in registered form and such shares are not certificated.

Issuance of Ordinary Shares

We may issue ordinary shares subject to the maximum prescribed by our authorized capital contained in our articles of association. Our articles of association provide for an authorized capital consisting of one class of shares, being 320,000,000 ordinary shares, each with a nominal value of €0.03. A designation of authority to the board of directors to issue ordinary shares remains effective for the period specified by the general meeting and may be granted up to a maximum of five years from the date of designation. The general meeting may renew this designation annually. Without this designation, only the general meeting has the power to resolve to issue ordinary shares. Our board of directors is authorized to issue ordinary shares (but not different classes of ordinary shares) until June 18, 2020 under the restrictions specified in our articles of association.

In connection with the issuance of ordinary shares, at least the nominal value must be paid for such shares. No obligation other than to pay the nominal amount of and any premium agreed upon a share may be imposed upon a shareholder against the shareholder’s will, by amendment of the articles of association or otherwise. Subject to Dutch law, payment for shares must be in cash to the extent no other contribution has been agreed and may be made in the currency approved by us.

Any increase in the number of authorized ordinary shares and the introduction of different classes of shares would require an amendment to our articles of association in order to effect such increase. Such amendment would need to be made by a proposal of our board of directors and adopted by our shareholders at a general meeting by simple majority of votes cast in a meeting in which at least one-third of our outstanding ordinary shares are represented.

Preemptive Rights

Shareholders have a pro-rata preemptive right to subscribe for ordinary shares that we issue for cash unless the general meeting, or the relevant other corporate body which has been designated as the authorized corporate body to issue shares, which in our case is our board of directors, limits or eliminates this right. Our shareholders have no pro-rata preemptive subscription right with respect to ordinary shares issued (1) for consideration other than cash, (2) to our employees or the employees of our group of companies or (3) to a party exercising a previously obtained right to acquire shares.

The right of our shareholders to subscribe for ordinary shares pursuant to this preemptive right may be eliminated or limited by the general meeting. If the general meeting delegates its authority to the board of directors for this purpose, then the board of directors will have the power to limit or eliminate the preemptive rights of holders of ordinary shares. Such a proposal requires the approval of at least two-thirds of the votes cast by shareholders at a general meeting where less than half of the issued share capital is represented or a majority of the votes cast at the general meeting where more than half of the share capital is represented. Designations of authority to the board of directors may remain in effect for up to five years and may be renewed for additional periods of up to five years.

Our board of directors is authorized to limit or eliminate the preemptive rights of holders of ordinary shares until June 18, 2020.

Repurchases of Our Ordinary Shares

We may acquire ordinary shares, subject to applicable provisions of Dutch law and of our articles of association, to the extent:

•	our shareholders’ equity, less the amount to be paid for the ordinary shares to be acquired, exceeds the sum of (i) our share capital account plus (ii) any reserves required to be maintained by Dutch law or our articles of association; and

•	after the acquisition of ordinary shares, we and our subsidiaries would not hold, or hold as pledgees, ordinary shares having an aggregate nominal value that exceeds 50% of our issued share capital.

Our board of directors may repurchase ordinary shares only if our shareholders have authorized the board of directors to do so. Our board of directors is authorized to repurchase the maximum permissible amount of ordinary shares on the NASDAQ Global Select Market during the 18-month period ending December 18, 2016, the maximum term under Dutch law, at prices between an amount equal to the nominal value of the ordinary shares and an amount equal to 110% of the market price of the ordinary shares on the NASDAQ Global Select Market at the time of the transaction. The authorization is not required for the acquisition of our ordinary shares listed on the NASDAQ Global Select Market for the purpose of transferring the shares to employees under our equity incentive plans.

Capital Reductions; Cancellation

Upon a proposal of the board of directors, at a general meeting, our shareholders may vote to reduce our issued share capital by canceling shares held by us in treasury or by reducing the nominal value of the shares by amendment to our articles of association. In either case, this reduction would be subject to applicable statutory provisions. In order to be approved, a resolution to reduce the capital requires approval of a majority of the votes cast at a meeting if at least half the issued capital is represented at the meeting or at least two-thirds of the votes cast at the meeting if less than half of the issued capital is represented at the meeting.

A resolution that would result in the reduction of capital requires prior or simultaneous approval of the meeting of each group of holders of shares of the same class whose rights are prejudiced by the reduction. A resolution to reduce capital requires notice to our creditors who have the right to object to the reduction in capital under specified circumstances.

General Meetings

Each shareholder has a right to attend general meetings, either in person or by proxy, and to exercise voting rights in accordance with the provisions of our articles of association. We must hold at least one general meeting each year. This meeting must be convened at one of three specified locations in the Netherlands (Amsterdam, Haarlemmermeer (Schiphol airport) and Schiedam) within six months after the end of our fiscal year. Our board of directors may convene additional general meetings as often as they deem necessary. Pursuant to Dutch law, one or more shareholders representing at least 10% of our issued share capital may request the Dutch courts to order that a general meeting be held. Dutch law does not restrict the rights of holders of ordinary shares who do not reside in the Netherlands from holding or voting their shares.

We will give notice of each general meeting by publication on our website and in any other manner that we may be required to follow in order to comply with applicable stock exchange and SEC requirements. We will give notice no later than the fifteenth day prior to the day of the meeting. The notice will include or be accompanied by an agenda identifying the business to be considered at the meeting. Shareholders representing at least 3% of the issued share capital have the right to request the inclusion of additional items on the agenda of shareholder meetings, provided that such request is received by us no later than 60 days before the day the relevant shareholder meeting is held. Our board of directors may decide that shareholders are entitled to participate in, to address and to vote in the general meeting by way of an electronic means of communication, in person or by proxy, provided the shareholder may by the electronic means of communication be identified, directly take notice of the discussion in the meeting and participate in the deliberations. Our board of directors may adopt a resolution containing conditions for the use of electronic means of communication in writing. If our board of directors has adopted such regulations, they will be disclosed with the notice of the meeting as provided to shareholders.

Board Seats

We maintain a single-tiered board of directors comprising both executive directors and non-executive directors. Currently, our board of directors consists of two executive directors and eight non-executive directors. Under applicable Dutch law, a vacancy can only be filled by a resolution of the general meeting from a binding nomination drawn up by the board of directors. Robert J. Palmisano is our President and Chief Executive Officer and is also an executive director. David H. Mowry is our Executive Vice President and Chief Operating Officer, and is also an executive director.

The general meeting appoints the members of our board of directors, subject to a binding nomination of our board of directors in accordance with the relevant provisions of the Dutch Civil Code and our articles of association. Our board of directors makes the binding nomination based on a recommendation of our nominating, corporate governance and compliance committee. If the list of candidates contains one candidate for each open position to be filled, such candidate shall be appointed by the general meeting unless the binding nature of the nominations by our board of directors is set aside. The binding nature of nominations by our board of directors can only be set aside by a vote of at least two-thirds of the votes cast at an annual or extraordinary general meeting, provided such two-thirds vote constitutes more than half of our issued share capital. In such case, a new meeting is to be called at which the resolution for appointment of a member of our board of directors shall require a majority of two-thirds of the votes cast, representing more than half of our issued share capital.

A resolution of the general meeting to suspend a member of our board of directors requires the affirmative vote of an absolute majority of the votes cast. A resolution of the general meeting to suspend or dismiss members of our board of directors, other than pursuant to a proposal by our board of directors, requires a majority of at least two-thirds of the votes cast, representing more than half of our issued share capital.

Pursuant to a securityholders’ agreement among us, TMG Holdings Coöperatief U.A. (“TMG”) and certain other shareholders, TMG has the right to designate three directors to be nominated to our board of directors for so long as TMG beneficially owns at least 25% of our outstanding ordinary shares, two directors for so long as TMG beneficially owns at least 10% but less than 25% of our outstanding ordinary shares and one director for so long as TMG beneficially owns at least 5% but less than 10% of our outstanding ordinary shares. We agreed to use our reasonable best efforts to cause the TMG designees to be elected. As of November 13, 2015, TMG beneficially owned 10.4% of our outstanding ordinary shares. Sean D. Carney and Elizabeth H. Weatherman are the current directors who are designees of TMG.

Under Dutch law and our articles of association, our board of directors is collectively responsible for our policy and general affairs of our company. The executive directors are responsible for the day-to-day affairs. The non-executive directors supervise and provide guidance to the executive directors. In performing their duties, our directors are guided by the interests of the company and, within the boundaries set by relevant Dutch law, are required to take into account the relevant interests of our stakeholders. The internal affairs of our board of directors are also governed by internal rules for the board of directors. Each director owes a duty to our company to properly perform the duties assigned to such director and to act in our corporate interest.

Voting Rights

Each ordinary share is entitled to one vote. Voting rights may be exercised by shareholders registered in our share register or by a duly appointed proxy of a registered shareholder, which proxy need not be a shareholder. Our articles of association do not limit the number of registered shares that may be voted by a single shareholder. Treasury shares, whether owned by us or one of our majority-owned subsidiaries, will not be entitled to vote at general meetings. Resolutions of the general meeting are adopted by a simple majority of votes cast at a meeting where at least one-third of the issued share capital is represented, except as described in the following two paragraphs.

Matters requiring a majority of at least two-thirds of the votes cast, which votes also represent more than half of our issued share capital include, among others:

•	a resolution to cancel a binding nomination for the appointment of members of the board of directors;

•	a resolution to appoint members of the board of directors, if the board of directors fails to use its right to submit a binding nomination, or if the binding nomination is set aside; and

•	a resolution to dismiss or suspend members of the board of directors other than pursuant to a proposal by the board of directors.

Matters requiring a majority of at least two-thirds of the votes cast, if less than half of our issued share capital is represented include, among others:

•	a resolution of the general meeting regarding restricting and excluding preemptive rights, or decisions to designate the board of directors as the body authorized to exclude or restrict preemptive rights;

•	a resolution of the general meeting to reduce our outstanding share capital; and

•	a resolution of the general meeting to have us merge or demerge.

Quorum for General Meetings

Apart from the resolutions referred to in the first three bullet points under “—Voting Rights,” under our articles of association, holders of at least one-third of the outstanding ordinary shares must be represented at a meeting to constitute a quorum. If a quorum was not represented at the meeting, a new meeting may be convened at which the resolution may, other than for the resolutions referred to under “—Voting Rights,” be passed, irrespective of the part of the capital represented at such meeting. In the notice convening the new meeting it must be stated, giving the reason therefor, that a resolution may be passed, irrespective of the part of the capital represented at the meeting

Adoption of Annual Accounts and Discharge of Management Liability

Our board of directors must prepare statutory annual accounts within five months after the end of our financial year, unless the shareholders have approved an extension of this period for up to five additional months due to certain special circumstances. Our statutory accounts to date have been prepared under generally accepted accounting practices in the Netherlands (“Dutch GAAP”) and are deposited with the Trade Register in Amsterdam, the Netherlands. Our statutory accounts prepared under generally accepted accounting practices in the Netherlands may be different from our consolidated financial statements prepared under generally accepted accounting practices in the United States, such as those incorporated by reference in this prospectus. Our statutory annual accounts must be accompanied by an auditor’s certificate, a report of the board of directors and certain other mandatory information and must be made available for inspection by the general meeting at our offices within the five-month period referenced above. Under Dutch law, our general meeting is in first instance authorized to approve the appointment and removal of our independent auditors, as referred to in Article 2:393 of the Dutch Civil Code, to audit the annual accounts. The annual accounts are adopted by our shareholders at the general meeting and prepared in accordance with Part 9 of Book 2 of the Dutch Civil Code.

The adoption of the annual accounts by the general meeting does not release the members of our board of directors from liability for acts reflected in those documents. Any such release from liability requires a separate shareholders’ resolution to be voted on in the general meeting.

Our financial reporting is subject to the supervision of the Netherlands Authority for the Financial Markets (“AFM”). The AFM has an independent right to (i) request an explanation from us regarding our application of the applicable financial reporting standards if, based on publicly known facts or circumstances, it has reason to doubt our financial reporting meets such standards and (ii) recommend us to make available further explanations. If we do not comply with such a request or recommendation, the AFM may request that the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer) (“Enterprise Chamber”) order us to (i) provide an explanation of the way the applicable financial reporting standards have been applied to our financial reports or (ii) prepare our financial reports in accordance with the Enterprise Chamber’s instructions.

Dividends

Our articles of association prescribe that profits or reserves appearing in our annual accounts adopted by the general meeting will be at the disposal of the general meeting. We will have power to make distributions to our shareholders and other persons entitled to distributable profits only to the extent that our equity exceeds the sum of the paid and called-up portion of the ordinary share capital and the reserves that must be maintained in accordance with provisions of Dutch law or our articles of association. We may not make any distribution of profits on our ordinary shares that we hold. The general meeting, whether or not upon the proposal of our board of directors, determines whether and how much of the remaining profit they will reserve and the manner and date of such distribution. All calculations to determine the amounts available for dividends are based on our statutory annual accounts prepared under Dutch GAAP and deposited with the Trade Register in Amsterdam, the Netherlands, which may be different from our consolidated financial statements, such as those incorporated by reference in this prospectus.

Liquidation Rights

In the event of a dissolution and liquidation, the assets remaining after payment of all debts and liquidation expenses are to be distributed to the holders of our ordinary shares in proportion to their nominal possession of such shares. All distributions referred to in this paragraph shall be made in accordance with the relevant provisions of Dutch law.

Redemption, Conversion and Sinking Fund Rights

Holders of our ordinary shares have no redemption, conversion or sinking fund rights.

Limitations on Non-Residents and Exchange Controls

There are no limits under the laws of the Netherlands or in our articles of association on non-residents of the Netherlands holding or voting our ordinary shares. Currently, there are no exchange controls under the laws of the Netherlands on the conduct of our operations or affecting the remittance of dividends.

Market Abuse

The Dutch Financial Supervision Act (Wet op het financieel toezicht) (“FSA”) provides for specific rules intended to prevent market abuse which include prohibitions on insider trading, divulging inside information and tipping, and market manipulation. We are subject to the rules under the FSA which prohibit insider trading prohibition (in particular, if we trade in our ordinary shares or in financial instruments the value of which is determined or co-determined by the value of our ordinary shares), divulging insider information, and tipping and market manipulation. The prohibition on market manipulation under the FSA may mean that certain restrictions apply to our ability to buy-back our ordinary shares. In certain circumstances, our shareholders can also be subject to the market abuse rules under the FSA.

Pursuant to the FSA, we have adopted a code of conduct on insider trading and confidentiality in respect of holding of and carrying out of transactions by our board members and employees in our ordinary shares or in financial instruments the value of which is determined or co-determined by the value of our ordinary shares.

Netherlands Squeeze-Out Proceedings

Pursuant to Section 2:92a of the Dutch Civil Code, a shareholder who for his, her or its own account contributes at least 95% of our issued capital may institute proceedings against our other shareholders jointly for the transfer of their shares to the claimant. The proceedings are held before the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer), and can be instituted by means of a writ of summons served upon each of the minority shareholders in accordance with the provisions of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). The Enterprise Chamber may grant the claim for squeeze out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value to be paid for the shares of the minority shareholders. Once the order to transfer becomes final before the Enterprise Chamber, the person acquiring the shares shall give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to such person. Unless the addresses of all of them are known to such person, such person shall also publish the same in a newspaper with a national circulation in the Netherlands.

Securityholders’ Agreement

On July 18, 2006, our predecessor entity, Tornier B.V., entered into a securityholders’ agreement with TMG and certain other shareholders at that time, and, by subsequent joinder agreements, additional shareholders, which agreement was amended on August 27, 2010. This agreement contained right of first refusal, tag-along and drag-along provisions, which terminated upon our initial public offering in February 2011. Under director nomination provisions of this agreement, TMG has the right to designate three directors to be nominated to our board of directors for so long as TMG beneficially owns at least 25% of our outstanding ordinary shares, two directors for so long as TMG beneficially owns at least 10% but less than 25% of our outstanding ordinary shares and one director for so long as TMG beneficially owns at least 5% but less than 10% of our outstanding ordinary shares, and we agreed to use our reasonable best efforts to cause the TMG designees to be elected. TMG held approximately 10.4% of our outstanding ordinary shares as of November 13, 2015. Sean D. Carney and Elizabeth H. Weatherman are the current directors who are designees of TMG. This agreement terminates upon the written consent of all parties to the agreement.

Registration Rights

We are party to a registration rights agreement with TMG and certain other shareholders, whom we refer to as the holders. Pursuant to the registration rights agreement, we have agreed to (i) use our reasonable best efforts to effect up to three registered offerings of at least $10 million each upon a demand of TMG or its affiliates, (ii) use our reasonable best efforts to become eligible for use of Form S-3 for registration statements and once we become eligible TMG or its affiliates shall have the right to demand an unlimited number of registrations of at least $10 million each on Form S-3 and (iii) maintain the effectiveness of each such registration statement for a period of 120 days or until the distribution of the registrable securities pursuant to the registration statement is complete. Pursuant to the registration rights agreement, certain holders may have incidental or “piggyback” registration rights with respect to any registrable shares, subject to certain limitations and restrictions, including volume and marketing restrictions imposed by the underwriters of the offering with respect to which the rights are exercised. Under the registration rights agreement, we have agreed to bear the expenses, including the fees and disbursements of one legal counsel for the holders, in connection with the registration of the registrable securities, except for any underwriting commissions relating to the sale of the registrable securities.

Differences in Corporate Law

We are incorporated under the laws of the Netherlands. The following discussion summarizes material differences between the rights of holders of our ordinary shares and the rights of holders of the common stock of a typical corporation incorporated under the laws of the state of Delaware, which result from differences in governing documents and the laws of the Netherlands and Delaware.

This discussion does not purport to be a complete statement of the rights of holders of our ordinary shares under applicable Dutch law and our articles of association or the rights of holders of the common stock of a typical corporation under applicable Delaware law and a typical certificate of incorporation and bylaws.

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Duties of Directors

The board of directors of a Delaware corporation bears the ultimate responsibility for managing the business and affairs of a corporation. There is generally only one board of directors.

In discharging this function, directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. Delaware courts have decided that the directors of a Delaware corporation are required to exercise an informed business judgment in the performance of their duties. An informed business judgment means that the directors have informed themselves of all material information reasonably available to them. Delaware courts also have imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.

In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders.

Under Dutch law and the articles of association, the board of directors is collectively responsible for the policy and general affairs of the company. The executive directors are responsible for the day-to-day affairs of the company. The non-executive directors are assigned the task of supervising the executive director and providing him or her with advice. Each director owes a duty to our company to properly perform the duties assigned to such director and to act in our corporate interest.

In the Netherlands, a listed company historically had a two-tier board structure with a management board comprising the executive directors and a supervisory board comprising the non-executive directors. It is, however, also possible to have a single-tier board, comprising both executive directors and non-executive directors. We have a single-tier board.

Unlike Delaware, under Dutch law the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers. The duty to act in the corporate interest of the company also applies in the event of a proposed sale or break-up of the company, whereby the circumstances generally

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dictate how such duty is to be applied. Any board resolution regarding a significant change in the identity or character of the company requires approval of the general meeting.

Election of Directors

The Delaware General Corporation Law provides that directors are elected by a plurality vote of the shareholders at the annual meeting of shareholders, unless the certificate of incorporation or bylaws provides otherwise.	Our articles of association provide that nominations of persons for election to the board of directors may be made by the board of directors from a nomination to be drawn up by the board of directors. If the list of candidates contains one candidate for each open position to be filled, such candidate shall be appointed unless the binding nature of the nominations by the board of directors were set aside. Binding nominations of the board of directors may be overridden by a vote of at least two-thirds of the votes cast at an annual or extraordinary general meeting if such two-thirds vote constitute more than half of our issued share capital.

Director Terms

The Delaware General Corporation Law generally provides for a one-year term for directors, but permits directorships to be divided into up to three classes with up to three-year terms, with the years for each class expiring in different years, if permitted by the certificate of incorporation, an initial bylaw or a bylaw adopted by the shareholders. A director elected to serve a term on a “classified” board may not be removed by shareholders without cause. There is no limit to the number of terms a director may serve.	In contrast to Delaware law, under Dutch law a non-executive director of a listed company is generally appointed for a maximum term of four years. There is no limit to the number of terms a director may serve. Our articles of association provide that our directors will be appointed for a maximum term of four years. A director may in principle be removed at any time, with or without cause by the general meeting, provided that such resolution is placed on the agenda of the respective general meeting.

Director Vacancies

The Delaware General Corporation Law provides that vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless (a) otherwise provided in the certificate of incorporation or by-laws of the corporation or (b) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case any other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.	Under Dutch law, new members of the board of directors are appointed by the general meeting, rather than appointed by the board of directors as is typical for a Delaware corporation. Our articles of association provide that such shareholder appointment occurs based on a binding nomination by the board of directors, in which case the general meeting may override the binding nature of such nomination by a resolution of at least two-thirds of the votes cast, which votes also represent more than half of the issued share capital. If the list of candidates contains one candidate for each open position to be filled, such candidate shall be appointed unless the binding nature of the nominations by the board of directors were set aside.

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Our articles of association stipulate that, in the event that one or more members of the board of directors are absent or prevented from acting, the remaining members of the board of directors or the sole remaining member of the board of directors shall be entrusted with our management. In the event that all members of the board of directors are absent or prevented from acting, a person to be appointed for that purpose by the general meeting shall be temporarily entrusted with the company’s management.

Conflict-of-Interest Transactions

The Delaware General Corporation Law generally permits transactions involving a Delaware corporation and an interested director of that corporation if:

•      the material facts as to the director’s relationship or interest are disclosed and a majority of disinterested directors consents,

•      the material facts are disclosed as to the director’s relationship or interest and a majority of shares entitled to vote thereon consents, or

•      the transaction is fair to the corporation at the time it is authorized by the board of directors, a committee of the board of directors or the shareholders.

Under Dutch law, members of the board of directors may not participate in the deliberation and the decision-making process on a subject or transaction in relation to which he or she has a conflict of interest with the company. If all directors are conflicted and in the absence of a supervisory board, the resolution shall be adopted by the general meeting, except if the articles of association prescribe otherwise. Our articles of association provide that a director shall not take part in any vote on a subject or transaction in relation to which he or she has a conflict of interest with the company. In such event, the other directors shall be authorized to adopt the resolution. If all directors have a conflict of interest as mentioned above, the resolution shall be adopted by the non-executive directors.

Board Quorum

Under Delaware law, subject to contrary provisions in the certificate of incorporation or the bylaws, a majority of directors shall constitute a quorum, but in no event shall a quorum consist of less than one-third of the directors.	Pursuant to our articles of association, the board of directors can only adopt valid resolutions by the majority of the members of the board of directors in office present or represented at such board meeting. Our articles of association provide that if one or more members of the board of directors are absent or prevented from acting, the remaining members of the board of directors or the sole remaining member of the board of directors will be entrusted with the management of the company.

Proxy Voting by Directors

A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.	An absent director may issue a proxy for a specific board meeting but only to another director in writing.

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Shareholder Quorum

Under Delaware law, in the absence of a contrary provision in the certificate of incorporation, a quorum shall consist of the holders of a majority of all of the shares entitled to vote at the meeting, but in no event shall a quorum consist of less than one-third of the shares entitled to vote at the meeting.	Although there is no general quorum requirement under Dutch law, our articles of association provide that resolutions shall be passed by a simple majority of votes cast in a meeting where at least one-third of the outstanding shares are represented. If a quorum was not represented at the meeting, a new meeting may be convened at which the resolution may, in principle—other than for the resolutions referred to under “Description of Ordinary Shares—Voting Rights” be passed, irrespective of the part of the capital represented at such meeting. In the notice convening the new meeting it must be stated, giving the reason therefor, that a resolution may be passed, irrespective of the part of the capital represented at the meeting.

Voting Rights

Under the Delaware General Corporation Law, each shareholder is entitled to one vote per share of stock, unless the certificate of incorporation provides otherwise. In addition, the certificate of incorporation may provide for cumulative voting at all elections of directors of the corporation or at elections held under specified circumstances. Either the certificate of incorporation or the bylaws may specify the number of shares or the amount of other securities that must be represented at a meeting in order to constitute a quorum, but in no event will a quorum consist of less than one-third of the shares entitled to vote at a meeting.

Shareholders as of the record date for the meeting are entitled to vote at the meeting, and the board of directors may fix a record date that is no more than 60 nor less than 10 days before the date of the meeting, and if no record date is set then the record date is the close of business on the day next preceding the day on which notice is given, or if notice is waived then the record date is the close of business on the day next preceding the day on which the meeting is held. The determination of the shareholders of record entitled to notice or to vote at a meeting of shareholders shall apply to any adjournment of the meeting, but the board of directors may fix a new record date for the adjourned meeting.

Under Dutch law, shares have one vote per share, provided such shares have the same par value. Certain exceptions may be provided in the articles of association of a company (which is currently not the case in our articles of association). All shareholder resolutions are taken by an absolute majority of the votes cast, unless the articles of association or Dutch law prescribe otherwise. Dutch law does not provide for cumulative voting.

We will give notice of each general meeting by publication on our website, in a newspaper with a national circulation in the Netherlands and in any other manner that we may be required to follow in order to comply with applicable stock exchange and SEC requirements. We will give notice no later than the 15th day prior to the day of the meeting. The notice will include or be accompanied by an agenda identifying the business to be considered at the meeting.

If a record date has been set by the board of directors, holders of shares in the capital of our company on such record date prior to the general meeting are entitled to vote at that general meeting, the record date is the 28th day prior the general meeting.

There is no specific provision in Dutch law for adjournments.

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Shareholder Proposals

Delaware law does not specifically grant shareholders the right to bring business before an annual or special meeting.	The agenda for a general meeting must contain such items as the board of directors or the person or persons convening the meeting decide. Unlike under Delaware law, the agenda shall also include such other items as one or more shareholders representing at least 3% of the issued share capital may request of the board of directors in writing, at least 60 days before the date of the meeting.

Shareholder Action by Written Consent

Unless otherwise provided in the corporation’s certificate of incorporation, any action required or permitted to be taken at any annual or special meeting of shareholders of a corporation may be taken without a meeting, without prior notice and without a vote, if one or more consents in writing, setting forth the action to be so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.	Under Dutch law, shareholders’ resolutions may be adopted in writing without holding a meeting of shareholders, provided (a) the articles of association expressly so allow, (b) no bearer shares or depositary receipts are issued, (c) there are no persons entitled to the same rights as holders of depositary receipts, (d) the board of directors has been given the opportunity to give its advice on the resolution and (e) the resolution is adopted unanimously by all shareholders that are entitled to vote. The requirement of unanimity therefore renders the adoption of shareholder resolutions without holding a meeting not feasible for listed companies.

Special Shareholder Meetings

Under Delaware law, a special meeting of shareholders may be called by the board of directors or by any other person authorized to do so in the charter or bylaws and the written notice of the special meeting must set forth the purpose or purposes for which the meeting is called.	Our articles of association provide that extraordinary general meetings will be held as often as the board of directors deems such necessary. General meetings shall in principle be convened by the board of directors. Pursuant to Dutch law, one or more shareholders representing at least 10% of the issued share capital may request the competent Dutch Court to order that a general meeting be held.

Appraisal Rights

The Delaware General Corporation Law provides for shareholder appraisal rights, or the right to demand payment in cash of the judicially-determined fair value of the shareholder’s shares, in connection with certain mergers and consolidations.	In contrast to Delaware law, Dutch corporate law does not generally recognize the concept of appraisal or dissenters’ rights. See “—Shareholder Vote on Certain Reorganizations.”

Shareholder Suits

Under the Delaware General Corporation Law, a shareholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation.	Unlike under Delaware law, in the event a third party is liable to a Dutch company, only the company itself can bring a civil action against that party. Individual

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An individual also may commence a class action suit on behalf of such individual and other similarly situated shareholders where the requirements for maintaining a class action under Delaware law have been met. A person may institute and maintain such a suit only if that person was a shareholder at the time of the transaction which is the subject of the suit. In addition, under Delaware case law, the plaintiff normally must be a shareholder not only at the time of the transaction that is the subject of the suit, but also throughout the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff in court, unless such a demand would be futile.

shareholders do not have the right to bring an action on behalf of the company. Only in the event that the cause for the liability of a third party to the company also constitutes a tortious act directly against a shareholder does that shareholder have an individual right of action against such third party in its own name. The Dutch Civil Code provides for the possibility to initiate such actions collectively. A foundation or an association whose objective is to protect the rights of a group of persons having similar interests can institute a collective action. The collective action itself cannot result in an order for payment of monetary damages but may only result in a declaratory judgment (verklaring voor recht). In order to obtain compensation for damages, the foundation or association and the defendant may reach—often on the basis of such declaratory judgment—a settlement. A Dutch court may declare the settlement agreement binding upon all the injured parties with an opt-out choice for an individual injured party. An individual injured party may also itself institute a civil claim for damages.

Under Dutch law, shareholders meeting certain thresholds and certain other stakeholders of the company can initiate inquiry proceedings with the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer). Claimants may request an inquiry into the policy of the company and the conduct of its business. The Dutch Enterprise Chamber will only order an inquiry if a plaintiff can demonstrate that well-founded reasons exist to doubt the soundness of the policies of the company or the conduct of its business. The proceedings may only be initiated after the claimant has given the board of directors of the company advance written notice of its objections to the policy of the company or the conduct of the business. Ample time should be given to the company to examine the objections and to address the legal issues.

Repurchase of Shares

Under the Delaware General Corporation Law, a corporation may purchase or redeem its own shares unless the capital of the corporation is impaired or the purchase or redemption would cause an impairment of the capital of the corporation. A Delaware corporation may, however, purchase or redeem out of capital any of its preferred shares or, if no preferred shares are	Under Dutch law, a company such as ours may not subscribe for newly issued shares in its own capital. Such company may, however, repurchase its existing and outstanding shares or depositary receipts if permitted under its articles of association. We may acquire our own shares either without paying any consideration, or, in the event any consideration must

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outstanding, any of its own shares if such shares will be retired upon acquisition and the capital of the corporation will be reduced in accordance with specified limitations.

be paid, only if the following requirements are met: (a) the shareholders’ equity less the payment required to make the acquisition is not less than the sum of called and paid-up capital and any reserve required by Dutch law and our articles of association, (b) we and our subsidiaries would not thereafter hold or hold as a pledgee shares with an aggregate nominal value exceeding 50% of the nominal value of our issued share capital, (c) our articles of association permit such acquisition, which currently is the case, and (d) the general meeting has authorized the board of directors to do so, which authorization has been granted for the maximum period allowed under Dutch law and our articles of association, that period being 18 months.

As discussed in (a) above, a company’s ability to repurchase its own shares may be limited by the amount of any statutory reserves that the company is required to maintain under Dutch law. A larger statutory reserve requirement will result in a company’s ability to repurchase a lesser number of its outstanding shares. The type and amount of any reserve required to be maintained under Dutch law is fact-specific and can include, among other things, (i) a revaluation reserve to cover any increases in the value of tangible and intangible fixed assets and stocks, as well as increases in the value of other assets, (ii) reserves to cover participation interests that the company owns in third parties to the extent that the company is utilizing the equity accounting method (vermogensmutalie methode) to value such interests and (iii) non-distributable reserves equal to the amount of any loans that the board of directors has resolved to provide to third parties for purposes of acquiring shares of the company.

Anti-Takeover Provisions

In addition to other aspects of Delaware law governing fiduciary duties of directors during a potential takeover, the Delaware General Corporation Law also contains a business combination statute that protects Delaware companies from hostile takeovers and from actions following the takeover by prohibiting some transactions once an acquirer has gained a significant holding in the corporation.

Unlike under Delaware law, neither Dutch law nor our articles of association specifically prevent business combinations with interested shareholders. Under Dutch law various protective measures are as such possible and admissible, within the boundaries set by Dutch case law and Dutch law, in particular the Dutch Corporate Governance Code.
Section 203 of the Delaware General Corporation Law prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and

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similar transactions by a corporation or a subsidiary with an interested shareholder that beneficially owns 15% or more of a corporation’s voting stock, within three years after the person becomes an interested shareholder, unless:

•      the transaction that will cause the person to become an interested shareholder is approved by the board of directors of the target prior to the transactions;

•      after the completion of the transaction in which the person becomes an interested shareholder, the interested shareholder holds at least 85% of the voting stock of the corporation not including shares owned by persons who are directors and also officers of interested shareholders and shares owned by specified employee benefit plans; or

•      after the person becomes an interested shareholder, the business combination is approved by the board of directors of the corporation and holders of at least 66.67% of the outstanding voting stock, excluding shares held by the interested shareholder.

A Delaware corporation may elect not to be governed by Section 203 by a provision contained in the original certificate of incorporation of the corporation or an amendment to the original certificate of incorporation or to the bylaws of the corporation, which amendment must be approved by a majority of the shares entitled to vote and may not be further amended by the board of directors of the corporation. Such an amendment is not effective until twelve months following its adoption.

Shareholder Inspection Rights

Under the Delaware General Corporation Law, any shareholder may inspect for any proper purpose the corporation’s stock ledger, a list of its shareholders and its other books and records during the corporation’s usual hours of business.	Individual shareholders can in principle raise questions and request information from the board of directors during a general meeting. A shareholder may inspect its entry in the shareholders’ register.

Removal of Directors

Under the Delaware General Corporation Law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the	Under Dutch law and our articles of association, the general meeting has the authority to suspend or remove members of the board of directors at any time

Delaware	The Netherlands

shares then entitled to vote at an election of directors, except (a) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board is classified, shareholders may effect such removal only for cause, or (b) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he or she is a part.	by adopting either: (a) a resolution, approved by an absolute majority of the votes cast at a meeting, pursuant to a proposal by the board of directors or (b) a resolution, approved by at least two-thirds of the votes cast at a meeting representing more than half of our issued capital, if such suspension or removal is not pursuant to a proposal by the board of directors.

Preemptive Rights

Under the Delaware General Corporation Law, shareholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.

Under Dutch law, in the event of an issuance of shares, each shareholder will have a pro-rata preemptive right to the number of shares held by such shareholder (with the exception of shares to be issued to employees or shares issued against a contribution other than in cash). Preemptive rights in respect of newly issued shares may be limited or excluded by the general meeting or by the board of directors if designated thereto by the general meeting or by the articles of association for a period not exceeding five years.

Our articles of association conform to Dutch law and authorize the general meeting or the board of directors, if so designated by a resolution of the general meeting or by our articles of association, to limit or exclude preemptive rights for holders of our ordinary shares for a period not exceeding five years. In order for such a resolution to be adopted, a majority of at least two-thirds of the votes cast in a meeting of shareholders is required, if less than half of the issued share capital is present or represented or a majority of the votes cast at a general meeting at which more than half of the share capital is represented. The authority to limit or exclude preemptive rights relating to issues of our shares was delegated to our board of directors until June 18, 2020.

Dividends

Under the Delaware General Corporation Law, a Delaware corporation may pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared or the preceding fiscal year (provided that the amount of the capital of	Dutch law provides that dividends may only be distributed after adoption of the annual accounts by the general meeting from which it appears that such dividend distribution is allowed. Moreover, dividends may be distributed only to the extent the shareholders’ equity exceeds the sum of the amount

Delaware	The Netherlands

the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, without regard to their historical book value. Dividends may be paid in the form of ordinary shares, property or cash.	of issued and paid-up capital and increased by reserves that must be maintained under the law or the articles of association. Interim dividends may be declared as provided in the articles of association and may be distributed to the extent that the shareholders’ equity exceeds the amount of the issued and paid-up capital plus required legal reserves as described hereinbefore as apparent from an (interim) financial statement. Interim dividends should be regarded as advances on the final dividend to be declared with respect to the financial year in which the interim dividends have been declared. Should it be determined after adoption of the annual accounts with respect to the relevant financial year that the distribution was not permissible, the Company may reclaim, under certain circumstances, the paid interim dividends as unduly paid. Our board of directors may propose to our general meeting to resolve to make distributions out of our general share premium account or out of any other reserves available for distributions under Dutch law, not being a reserve that must be maintained under Dutch law or pursuant to our articles of association. Dividends may be paid in the form of ordinary shares as well as in cash.

Shareholder Vote on Certain Reorganizations

Under the Delaware General Corporation Law, the vote of a majority of the outstanding shares of capital stock entitled to vote thereon generally is necessary to approve a merger or consolidation or the sale of substantially all of the assets of a corporation. The Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision requiring for any corporate action the vote of a larger portion of the stock or of any class or series of stock than would otherwise be required.

Under the Delaware General Corporation Law, no vote of the shareholders of a surviving corporation to a merger is needed; however, unless required by the certificate of incorporation, if (a) the agreement of merger does not amend in any respect the certificate of incorporation of the surviving corporation, (b) the shares of stock of the surviving corporation are not changed in the merger and (c) the number of ordinary shares of the surviving corporation into which any other shares, securities or obligations to be issued in the merger may be converted does not exceed 20% of the surviving corporation’s common shares outstanding immediately prior to the effective date of the merger. In addition,

Under our articles of association, the general meeting may resolve, upon a proposal of the board of directors, that we conclude a legal merger (juridische fusie) or a demerger (splitsing). In addition, the general meeting must approve resolutions of the board of directors concerning an important change in the identity or character of us or our business, in any event including:

•      the transfer of the enterprise or a substantial part thereof to a third party;

•      the entering into or ending of a long-lasting co-operation of the company or a subsidiary with a third party, if this co-operation or the ending thereof is of far-reaching significance for the company; and

•      the acquiring or disposing of an interest in the share capital of a company with a value of at least one-third of the company’s assets according to the most recent annual accounts, by the company or a subsidiary.

Delaware	The Netherlands

shareholders may not be entitled to vote in certain mergers with other corporations that own 90% or more of the outstanding shares of each class of stock of such corporation, but the shareholders will be entitled to appraisal rights.

Under Dutch law, a shareholder who owns at least 95% of the company’s issued capital may institute proceedings against the company’s other shareholders jointly for the transfer of their shares to that shareholder. The proceedings are held before the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer), which may grant the claim for squeeze out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value of the shares.

Compensation of Board of Directors

Under the Delaware General Corporation Law, the shareholders do not generally have the right to approve the compensation policy for the board of directors or the senior management of the corporation, although certain aspects of the compensation policy may be subject to shareholder vote due to the provisions of federal securities and tax law.	In contrast to Delaware law, under Dutch law the general meeting must adopt the compensation policy for the board of directors, which includes a description of the elements of the compensation of any members who serve on our board of directors.

Registrar and Transfer Agent

A register of holders of the ordinary shares is maintained by American Stock Transfer & Trust Company, LLC in the United States, which also serves as our transfer agent. You may contact American Stock Transfer & Trust Company at 6201 15th Avenue, Brooklyn, NY 11219 or by telephone at (800) 937-5449.

SELLING RESTRICTIONS

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ordinary shares, or the possession, circulation or distribution of this prospectus or any other material relating to us or the ordinary shares in any jurisdiction where action for that purpose is required. Accordingly, the ordinary shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the ordinary shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, an offer of securities to the public in that Member State may not be made other than an offer to qualified investors within the meaning of the Prospectus Directive, provided that no such offer of ordinary shares shall result in a requirement that we or any underwriter publish a prospectus under Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of securities to the public” in relation to any securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended by Directive 2010/73/EU) and includes any relevant implementing measure in that Member State.

PLAN OF DISTRIBUTION

The selling shareholders, and their pledgees, donees, transferees or other successors in interest, may offer and sell the ordinary shares being offered hereby in one or more of the following ways from time to time:

•	to or through underwriters, brokers or dealers;

•	directly to one or more other purchasers in negotiated sales or competitively bid transactions;

•	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents on a best-efforts basis; or

•	otherwise through a combination of any of the above methods of sale.

Each prospectus supplement will state the manner and terms of the offering of the securities, including:

•	the offering terms and conditions, including the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the purchase price of the securities and the net proceeds to be received by us from the sale;

•	any underwriting discounts or commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any public offering price;

•	any options under which underwriters may purchase additional securities from us;

•	any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

If we or any selling shareholders use underwriters or dealers in the sale, the ordinary shares will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

•	at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

If underwriters are used in the sale of any ordinary shares, the ordinary shares may be offered either to the public through underwriting syndicates represented by managing underwriters or directly by underwriters. Generally, the underwriters’ obligations to purchase the ordinary shares will be subject to certain conditions precedent. If an offering is on a firm-commitment basis, the underwriters will be obligated to purchase all of the ordinary shares if they purchase any of the ordinary shares.

Underwriters may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934, as amended (“Exchange Act”). Rule 104 of Regulation M permits stabilizing bids to purchase the ordinary shares being offered as long as the stabilizing bids do not exceed a specified maximum. Underwriters may over-allot the offered ordinary shares in connection with the offering, thus creating a short position in their account. Syndicate covering transactions involve purchases of the offered shares by underwriters in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the offered shares to be higher than it would otherwise be in the absence of these transactions. These transactions, if commenced, may be discontinued at any time.

The selling shareholders may be deemed to be underwriters as defined in the Securities Act. Pursuant to a registration rights agreement, the selling shareholder may be entitled to indemnification by us against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the selling shareholder may be required to make in respect thereof. In addition, the agents, underwriters and other third parties described above that participate in the distribution of the ordinary shares may be deemed to be underwriters. Agents, underwriters and other third parties described above may be entitled to indemnification by us and by any selling shareholder against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us or any selling shareholder in the ordinary course of business.

Our ordinary shares are listed on the NASDAQ Global Select Market under the symbol “WMGI.” Any underwriters to whom shares are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, the validity of the ordinary shares in respect of which this prospectus is being delivered will be passed upon for us by Stibbe N.V., Amsterdam, the Netherlands. Additional legal matters may be passed upon for us, the selling shareholders or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited Tornier N.V.’s consolidated financial statements and schedule included in Tornier N.V.’s Annual Report on Form 10-K for the year ended December 28, 2014, and the effectiveness of Tornier N.V.’s internal control over financial reporting as of December 28, 2014, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Tornier N.V.’s financial statements and schedule and Tornier N.V.’s management’s assessment of the effectiveness of internal control over financial reporting as of December 28, 2014 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

The consolidated financial statements and schedules of Wright Medical Group, Inc. as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to the information requirements of the Exchange Act and in accordance therewith file periodic reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings will also be available to you on the SEC’s website at http://www.sec.gov.

In addition, we maintain a website that contains information regarding our company, including copies of reports, proxy statements and other information we file with the SEC. The address of our website is www.wmt.com. Our website, and the information contained on that site, or connected to that site, are not intended to be part of this prospectus or any prospectus supplement.

This prospectus is part of a registration statement on Form S-3 that we filed under the Securities Act with the SEC. This prospectus, which constitutes a part of that registration statement, does not contain all of the information included in that registration statement and its accompanying exhibits and schedules. For further information with respect to our ordinary shares and us you should refer to that registration statement and its accompanying exhibits and schedules. Statements in this prospectus concerning any document that we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” certain information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must carefully review all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. However, we undertake no obligation to update or revise any statements we make, except as required by law.

This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, (in each case, other than those documents or the portions of those documents not deemed to be filed) until the offering of the securities under the registration statement is terminated or completed:

•	Tornier N.V.’s Annual Report on Form 10-K for the fiscal year ended December 28, 2014;

•	Tornier N.V.’s Quarterly Reports on Form 10-Q for the quarterly periods ended on March 29, 2015 and June 28, 2015;

•	Tornier N.V.’s Current Reports on Form 8-K filed with the SEC on January 29, 2015, February 2, 2015, March 16, 2015, April 28, 2015, May 29, 2015, June 19, 2015 and September 3, 2015 (with respect to Item 8.01 only);

•	Wright Medical Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

•	Wright Medical Group, Inc.’s Amendment No. 1 to its Annual Report on Form 10-K/A for the fiscal year ended December 31, 2014;

•	Wright Medical Group, Inc.’s Quarterly Reports on Form 10-Q for the quarterly periods ended on March 31, 2015 and June 30, 2015;

•	Wright Medical Group, Inc.’s Current Reports on Form 8-K filed with the SEC on January 29, 2015, February 2, 2015, February 13, 2015, April 15, 2015, May 29, 2015, June 18, 2015 and October 1, 2015;

•	our Quarterly Report on Form 10-Q for the quarterly period ended on September 27, 2015;

•	our Current Reports on Form 8-K filed with the SEC on October 1, 2015, October 16, 2015 and November 5, 2015 (with respect to Item 8.01 only);

•	our Current Report on Form 8-K/A filed with the SEC on November 17, 2015; and

•	the description of our ordinary shares contained in Tornier N.V.’s registration statement on Form S-4, as amended (Reg. No. 333-201175) under “Description of Tornier Ordinary Shares” and any amendments or reports filed for the purpose of updating such description.

The SEC File No. for Wright Medical Group, Inc. is 001-35823 and the SEC File No. for us and Tornier N.V. is 001-35065.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus or any applicable prospectus supplement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document, including a prospectus supplement, which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus and any applicable prospectus supplement.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests may be made in writing to:

James A. Lightman

Senior Vice President, General Counsel and Secretary

Wright Medical Group N.V.

Prins Bernhardplein 200

1097 JB Amsterdam

The Netherlands

(+ 31) 20 675 4002

6,221,809 Shares

Ordinary Shares

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch

May     , 2016